UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:  ☐

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

FRONTIER COMMUNICATIONS CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Three High Ridge Park, Stamford, CT 06905
(203) 614-5600

March 28, 2011

Dear Fellow Stockholder:

On behalf of the board of directors of Frontier Communications Corporation, I am pleased to invite you to attend our 2011 Annual Meeting of Stockholders. The meeting will be held at our offices located at Three High Ridge Park, Stamford, Connecticut 06905, on Thursday, May 12, 2011 at 10:00 a.m., Eastern Daylight Savings Time.

At this meeting, you will be asked:

•	To elect 11 directors;

•	To consider and vote upon an advisory proposal on executive compensation;

•	To consider and vote upon an advisory proposal on the frequency of the executive compensation proposal;

•	To consider and vote upon a stockholder proposal, if presented at the meeting;

•	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2011; and

•	To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

It is important that your shares be represented, whether or not you attend the meeting. You may vote by telephone or via the Internet. If you received a paper copy of the proxy card by mail, you may vote by completing, dating and signing the proxy card and returning it in the envelope provided. No postage is required if the proxy card is mailed in the United States. If present at the meeting, you may revoke your proxy and vote in person.

Attendance at the meeting will be limited to stockholders as of the record date, or their authorized representatives, and our guests. If you are planning to attend the meeting please mark the appropriate box on the proxy card.

We look forward to seeing you at the meeting.

Cordially,

Mary Agnes Wilderotter Chairman of the Board of Directors, President and Chief Executive Officer

Three High Ridge Park, Stamford, CT 06905
(203) 614-5600

March 28, 2011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 12, 2011

To the Stockholders of
FRONTIER COMMUNICATIONS CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Frontier Communications Corporation will be held at the company’s offices, Three High Ridge Park, Stamford, Connecticut 06905, on Thursday, May 12, 2011, at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

•	To elect 11 directors;

•	To consider and vote upon an advisory proposal on executive compensation;

•	To consider and vote upon an advisory proposal on the frequency of the executive compensation advisory proposal;

•	To consider and vote upon a stockholder proposal, if presented at the meeting;

•	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2011; and

•	To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

The board of directors fixed the close of business on March 16, 2011 as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. At the close of business on March 16, 2011, there were 995,230,282 shares of our common stock entitled to vote at the meeting.

A complete list of stockholders entitled to vote at the meeting will be open to the examination of stockholders on the meeting date and for a period of ten days prior to the meeting at our offices at Three High Ridge Park, Stamford, Connecticut 06905, during ordinary business hours.

By Order of the Board of Directors

Nancy S. Rights Senior Vice President, Deputy General Counsel and Secretary

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Stockholders to be held on May 12, 2011.

The proxy statement and 2010 Annual Report are available at www.proxyvote.com.

FRONTIER COMMUNICATIONS CORPORATION
Three High Ridge Park
Stamford, Connecticut 06905

PROXY STATEMENT

2011 Annual Meeting of Stockholders

THE MEETING

Introduction

This proxy statement is being furnished to the stockholders of Frontier Communications Corporation, a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at our 2011 annual meeting of stockholders and at any adjournments thereof.

Date, Time and Place

The meeting will be held on May 12, 2011, at 10:00 a.m., Eastern Daylight Savings Time, at our offices located at Three High Ridge Park, Stamford, Connecticut 06905.

Internet Availability of Proxy Materials

This proxy statement and our Annual Report for the fiscal year ended December 31, 2010, containing financial and other information concerning our company, are available on the Investor Relations page of our website, www.frontier.com. Additionally, and in accordance with Securities and Exchange Commission (“SEC”) rules, you may access our proxy statement at www.proxyvote.com.

Under rules adopted by the SEC, we have elected to furnish the proxy statement and Annual Report to many of our stockholders via the Internet, instead of mailing printed materials to each stockholder. We believe this is in the best interests of our stockholders as it will enable us to provide our stockholders with the information they need, while lowering the cost of delivery and reducing the environmental impact.

On or about March 28, 2011, we began mailing to holders of our common stock (other than those who previously requested electronic or paper delivery and certain other stockholders) a “Notice of Internet Availability of Proxy Materials” (the “Notice”). If you received the Notice by mail, you will not automatically receive a printed copy of this proxy statement and our Annual Report in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials online. The Notice also instructs you on how you may submit your proxy via the Internet. If you previously requested electronic delivery, you will receive an e-mail providing you with the Notice, and if you previously requested paper delivery, you will receive a paper copy of the proxy materials by mail. We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card or on the Investor Relations page of our website, www.frontier.com.

You can receive a copy of our proxy materials by following the instructions (contained in the Notice) regarding how you may request to receive your materials electronically or in printed form on a one-time or ongoing basis. Requests for printed copies of the proxy materials can be made by Internet at www.proxyvote.com, by telephone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com by sending a blank email with your control number (the 12 digit identifying number in the box on the Notice) in the subject line.

Matters to be Considered

At the meeting, stockholders will be asked to elect 11 directors, to consider and vote upon an advisory proposal on executive compensation, to consider and vote upon an advisory proposal to determine how often the advisory proposal on executive compensation will be presented (every year, every other year or every third year), to consider and vote upon a stockholder proposal, if presented, and to ratify the selection of our independent registered public accounting firm. See “ELECTION OF DIRECTORS,” “ADVISORY VOTE ON EXECUTIVE COMPENSATION,” “ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE,” “STOCKHOLDER PROPOSAL” and “RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.” The board of directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote; Quorum

Stockholders as of the record date, i.e., the close of business on March 16, 2011, are entitled to notice of and to vote at the meeting. As of the record date, there were 995,230,282 shares of common stock outstanding and entitled to vote, with each share entitled to one vote. Holders of a majority of the outstanding shares entitled to vote must be present in person or represented by proxy in order for action to be taken at the meeting.

Required Votes

Election of Directors. Under our by-laws, the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting is required to elect each director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward the nominee’s achievement of a majority. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withholds authority to vote for the nominee will have the same effect as a vote against the nominee. Under the rules of the New York Stock Exchange (“NYSE”), brokers are not permitted to vote shares on the election of directors if they do not receive voting instructions from the beneficial owners of such shares. Such “broker non-votes” will be considered present for purposes of establishing a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote on election of directors.

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director until his or her successor is elected and qualified. To address this “hold-over” issue, we have adopted a policy under which, in non-contested elections, if a director fails to win a majority of affirmative votes for his or her election, the director must immediately tender his or her resignation from the board, and the board will decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled meeting.

Advisory Proposal on Executive Compensation. Approval of the advisory proposal on executive compensation requires the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a vote against approving the advisory proposal. Under the rules of the NYSE, brokers are not permitted to vote shares on this matter if they do not receive voting instructions from the beneficial owners of such shares. Such “broker non-votes” will be considered present for purposes of establishing a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote on the advisory proposal. Because the vote is advisory, it will not be binding upon the board of directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Advisory Proposal on Frequency of Executive Compensation Proposal. The option receiving a plurality of the votes cast on this matter will be approved. Consequently, only shares that are voted for one of the options (every year, every other year or every third year) will be counted towards achievement of a plurality. Abstentions will not be counted towards achievement of a plurality. Under the rules of the NYSE, brokers are not permitted to vote shares on this matter if they do not receive voting instructions from the beneficial owners of such shares. Such “broker non-votes” will be considered present for purposes of establishing a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote to determine how often the advisory proposal on executive compensation will be presented. Because the vote is advisory, it will not be binding upon the board of directors. However, the Compensation Committee will take into account the outcome of the vote when considering how often to include the advisory vote on executive compensation.

Stockholder Proposal. Approval of the stockholder proposal requires the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a vote against approving the stockholder proposal. Under the rules of the NYSE, brokers are not permitted to vote shares on this matter if they do not receive voting instructions from the beneficial owners of such shares. Such “broker non-votes” will be considered present for purposes of establishing a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote on the stockholder proposal.

Selection of Auditors. The ratification of the selection of KPMG LLP as our independent registered public accounting firm is being submitted to stockholders because we believe that this action follows sound corporate practice and is in the best interests of the stockholders. If the stockholders do not ratify the selection by the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the meeting, the Audit Committee of the board of directors will reconsider the selection of the independent registered public accounting firm, but such a vote will not be binding on the Audit Committee. If the stockholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of a new independent registered public accounting firm at any time during the year if they believe that this change would be in our and our stockholders’ best interests. Abstentions will have the same effect as a vote against ratification of the auditors.

Voting Recommendations

The board of directors recommends that you vote FOR each nominee for director named, FOR the advisory proposal on executive compensation, for presenting the advisory proposal on executive compensation EVERY YEAR, AGAINST the stockholder proposal and FOR ratification of the selection of our independent registered public accounting firm for 2011.

Voting and Revocation of Proxies

Stockholders who hold shares in their own name are requested to vote by proxy in one of three ways:

•	By Internet—You can vote via the Internet by following the instructions in the Notice or by visiting the Internet website at www.proxyvote.com and follow the on-screen instructions;

•	By Telephone—In the United States and Canada you can vote by telephone by following the instructions in the Notice or by calling 1-800-690-6903 (toll-free) and following the instructions; or

•	By Mail—You can vote by mail if you received a printed proxy card by dating, signing and promptly returning your proxy card in the postage prepaid envelope provided with the materials.

Common stock represented by properly executed proxies, received by us or voted by telephone or via the Internet, which are not revoked will be voted at the meeting in accordance with the instructions contained therein. Subject to the broker non-vote rules discussed above under “Required Votes,” if instructions are not given, proxies will be voted FOR election of each nominee for director named, FOR the advisory proposal on executive compensation, for presenting the advisory proposal on executive compensation EVERY YEAR, AGAINST the stockholder proposal and FOR ratification of the selection of our independent registered public accounting firm.

Voting instructions, including instructions for both telephonic and Internet voting, are provided in the Notice or, if you received a printed proxy card, on the proxy card. The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the Notice and proxy card, will identify stockholders and allow them to vote their shares and confirm that their voting instructions have been properly recorded. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder. If you do vote by Internet or telephone, it will not be necessary to return a proxy card.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone voting will depend on their voting procedures.

If a stockholder neither returns a signed proxy card, votes by the Internet or by telephone, nor attends the meeting and votes in person, his or her shares will not be voted.

Any proxy signed and returned by a stockholder or voted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to our Secretary, at our address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the Internet, or by voting in person at the meeting. Attendance at the meeting will not alone constitute revocation of a proxy.

“Householding” of Annual Report and Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Annual Report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Annual Report and/or the proxy statement, or if you hold in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Computershare Investor Services (in writing: P.O. Box 43078, Providence, RI 02940-3078; by telephone: in the U.S., Puerto Rico and Canada, 1-877-770-0496; outside the U.S., Puerto Rico and Canada, 1-781-575-2382).

If we are householding materials to your address and you wish to receive a separate copy of the Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Computershare Investor Services as indicated above.

Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from stockholders by telephone, personal interview or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. In addition to solicitation by our directors, officers and employees, we have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $50,000. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of common stock held of record by them, and these custodians will be reimbursed for their reasonable expenses.

Independent Registered Public Accounting Firm

We have been advised that representatives of KPMG LLP, our independent registered public accounting firm for 2010, will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions of stockholders.

Transfer Agent

Our transfer agent is Computershare Investor Services. You should contact the transfer agent, at the phone number or addresses listed below, if you have questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

If By First Class Mail:

Computershare Investor Services
P.O. Box 43078
Providence, RI 02940-3078

If By Overnight Courier:

Computershare Investor Services
250 Royall Street
Canton, MA 02021

e-mail: www.computershare.com/investor

Telephone: (877) 770-0496 (in the U.S., Puerto Rico and Canada)
or (781) 575-2382 (outside the U.S., Puerto Rico and Canada)

OWNERSHIP OF COMMON STOCK

Set forth below is certain information as of March 16, 2011 with respect to the beneficial ownership of our common stock (as determined under the rules of the SEC) by (1) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding shares of common stock, which is our only class of voting securities, (2) each director and nominee for director, (3) each of the executive officers named in the Summary Compensation Table under “Executive Compensation,” and (4) all of our directors and executive officers as a group. Except as otherwise stated, the business address of each person listed is c/o Frontier Communications Corporation, Three High Ridge Park, Stamford, Connecticut 06905. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the common stock beneficially owned and has not pledged such common stock as security for any obligations.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. (a)	51,130,192		5.1%
Leroy T. Barnes, Jr.	50,481	(b)	*
Peter C.B. Bynoe	46,997	(c)	*
Jeri B. Finard	110,479	(d)	*
Edward Fraioli	18,549	(e)	*
Peter B. Hayes	360,198	(f)	*
James S. Kahan	—
William M. Kraus (g)	46,296	(h)	*
Daniel J. McCarthy	459,005	(i)	*
Cecilia K. McKenney	319,060	(j)	*
Pamela D.A. Reeve	15,021	(k)	*
Howard L. Schrott	72,328	(l)	*
Larraine D. Segil	84,686	(m)	*
Mark Shapiro	40,221	(n)	*
Donald R. Shassian	536,412	(o)	*
David H. Ward (g)	61,735	(p)	*
Myron A. Wick, III	96,968	(q)	*
Mary Agnes Wilderotter	2,265,018	(r)	*
All directors and executive officers as a group (20 persons)	5,134,474	(s)	*

*	Less than 1%.

(a)

The business address of this beneficial owner is 40 East 52nd Street, New York, NY 10022. Based on a Schedule 13G filed on February 2, 2011 by BlackRock, Inc. Such Schedule 13G discloses that the shares beneficially owned by BlackRock, Inc. are held by subsidiaries of BlackRock, Inc.

(b)

Includes 10,000 shares that may be acquired upon the exercise of stock options as of March 16, 2011 or within 60 days thereafter. We refer to these stock options as “currently exercisable.” Also includes 35,181 shares that may be acquired upon the redemption of stock units. Directors may elect to redeem stock units upon termination of service in the form of cash or shares of our common stock. See “Director Compensation—Non-Employee Director Compensation Program” below.

(c)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 33,147 shares that may be acquired upon the redemption of stock units.

(d)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 94,979 shares that may be acquired upon the redemption of stock units.

(e)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 6,049 shares that may be acquired upon the redemption of stock units.

(f)	Includes 143,555 restricted shares over which Mr. Hayes has sole voting power but no dispositive power and 216,643 shares held by a family trust.

(g)	Messrs. Kraus and Ward will retire from the board of directors on May 11, 2011.

(h)	Includes 35,296 shares that may be acquired upon the redemption of stock units and 1,718 shares held in the William M. Kraus Trust.

(i)	Includes 263,724 restricted shares over which Mr. McCarthy has sole voting power but no dispositive power and 13,167 shares held in a 401(k) plan.

(j)	Includes 190,106 of restricted shares over which Ms. McKenney has sole voting power but no dispositive power.

(k)	Consists of 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 5,021 shares that may be acquired upon the redemption of stock units.

(l)	Includes 5,000 shares that may be acquired upon the exercise of currently exercisable stock options and 62,328 shares that may be acquired upon the redemption of stock units.

(m)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 70,686 shares that may be acquired upon the redemption of stock units.

(n)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 5,021 shares that may be acquired upon the redemption of stock units.

(o)	Includes 380,393 of restricted shares over which Mr. Shassian has sole voting power but no dispositive power.

(p)	Includes 21,079 shares that may be acquired upon the exercise of currently exercisable stock options and 35,296 shares that may be acquired upon the redemption of stock units.

(q)

Consists of 10,000 shares that may be acquired upon the exercise of currently exercisable stock options, 78,968 shares that may be acquired upon the redemption of stock units and 8,000 shares held in the Myron A. Wick, III Trust U/A/D 2/21/56.

(r)	Includes 1,322,679 restricted shares over which Mrs. Wilderotter has sole voting power but no dispositive power and 894,935 shares held by a family trust.

(s)

Includes 2,552,913 restricted shares over which executive officers have sole voting power but no dispositive power, 106,079 shares that may be acquired pursuant to the exercise of currently exercisable stock options by directors, 63,498 shares that may be acquired pursuant to the exercise of currently exercisable stock options by executive officers and 461,972 shares that may be acquired upon the redemption of stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Such directors, officers and greater than 10% stockholders are also required to furnish us with copies of all such filed reports.

Based solely upon a review of the copies of such reports furnished to us, or representations that no reports were required, we believe that during the year ended December 31, 2010, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

At the meeting, 11 directors are to be elected to serve until the next annual meeting or until their successors have been elected and qualified. Each of the following nominees, other than James S. Kahan, is currently serving as a director. Directors will be elected by a majority of the votes of the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote at the meeting.

The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote FOR the 11 nominees named by the board of directors and listed on the following table. In case any of these nominees should become unavailable for any reason, the persons named in the enclosed form of proxy have advised that they will vote for such substitute nominees as the board of directors may propose. Since last year’s annual meeting, the board of directors elected the following persons to fill vacancies on the board: Edward Fraioli, effective July 6, 2010; Pamela D.A. Reeve, effective July 6, 2010; and Mark Shapiro, effective July 6, 2010. Lawton W. Fitt,, who served as a director since January 2005, resigned from the board in June 2010. William M. Kraus, who has served as a director since 2002, and David H. Ward, who has served as a director since 2003, will retire on May 11, 2011, and are not standing for re-election.

Name and Present Position, if any, with the Company	Age, Period Served as Director, Other Business Experience during the Last Five Years and Family Relationships, if any
Leroy T. Barnes, Jr.

Mr. Barnes, 59, has served as a Director since May 2005. Prior to his retirement, he was Vice President and Treasurer of PG&E Corp., a holding company for energy-based businesses, from 2001 to 2005 and Vice President and Treasurer of Gap Inc., a clothing retailer, from 1997 to 2001. Mr. Barnes has been a Director of The McClatchy Company since September 2000 and a Director of Herbalife Ltd. since December 2004. He was a Director of Longs Drugs Stores Corporation from February 2002 to October 2008.

Mr. Barnes is a skilled financial leader with an extensive background in finance and treasury from his career as treasurer of several public companies, including the Gap and PG&E. Mr. Barnes’ experiences have provided him with a wealth of knowledge in dealing with complex financial issues and an understanding of financial strategy in challenging economic environments. Mr. Barnes also has extensive experience serving on public company audit, nominating, governance and pension committees which he can bring to bear as a member of our board and committees.

Peter C.B. Bynoe

Mr. Bynoe, 60, has served as a Director since October 2007. Since January 2008, Mr. Bynoe has served as a Senior Counsel in the Chicago office of the international law firm DLA Piper US LLP. Since February 2008, he has been associated with Loop Capital Markets LLP, most recently as a partner. From March 1995 until December 2007, Mr. Bynoe was a senior Partner at DLA Piper US LLP and served on its Executive Committee. Prior to that, he managed Telemat Ltd., a business consulting firm that he founded in 1982. Mr. Bynoe has been a Director of Covanta Holding Corporation since July 2004. He was a Director of Rewards Network Inc from 2003 to May 2008.

Mr. Bynoe brings a varied business, legal and public policy background to the board. Mr. Bynoe served as the Executive Director of the Illinois Sports Facilities Authority, a joint venture of the City of Chicago and State of Illinois created to develop the new Comiskey Park for the Chicago White Sox and was Managing General Partner of the National Basketball Association’s Denver Nuggets. Mr. Bynoe also served as a consultant to the Atlanta Fulton County

Name and Present Position, if any, with the Company	Age, Period Served as Director, Other Business Experience during the Last Five Years and Family Relationships, if any

Recreation Authority and the Atlanta Committee to Organize the Olympic Games in preparation for the 1996 Summer Olympic Games. Mr. Bynoe also has experience serving on boards of directors of public companies, including as a nominating and governance committee member and chair and as a compensation committee member.

Jeri B. Finard

Ms. Finard, 51, has served as a Director since December 2005. Since December 2008, Ms. Finard has been Senior Vice President, Global Brand President of Avon Products, Inc., a global beauty products company. She was Executive Vice President and Chief Marketing Officer of Kraft Foods, Inc., a manufacturer and marketer of packaged foods and beverages, from April 2006 to May 2007. Prior to that time, Ms. Finard was Executive Vice President, Global Category Development of Kraft Foods, Inc. from April 2005 to April 2006, Group Vice President and President of N.A. Beverages Sector of Kraft Foods, Inc. from October 2004 to April 2005, Executive Vice President of Kraft Foods North America from 2000 to 2004 and General Manager of Kraft’s Coffee Division in 2004 and of Kraft Food’s Desserts Division from 2000 to 2003.

Ms. Finard has extensive experience in marketing and leading large organizations from her career as a marketing executive at Kraft Foods and Avon Products. Her marketing acumen brings a unique customer perspective to the board as the company seeks to compete in an increasingly competitive environment while always “putting the customer first.”

Edward Fraioli

Mr. Fraioli, 64, has served as a Director since July 2010 following his retirement from Ernst & Young LLP, a public accounting firm, where he had been a partner since 1983. Since that time, he has served as a business consultant to other companies. He had served as Professional Practice Director for Ernst & Young’s Private Equity practice from 2008 to July 2010, where he was responsible for support of engagement teams on accounting and auditing matters. From 2005 through 2008, Mr. Fraioli served as Ernst & Young’s Global Vice Chairman for Independence matters within Global Quality and Risk Management, where he was responsible for the Ernst & Young’s global independence organization. Prior to 2005, he served as lead audit partner on a number of public and global companies.

Mr. Fraioli was with Ernst & Young for over 35 years. As such, his public accounting and financial expertise provides the board with a valuable resource.

James S. Kahan

Mr. Kahan, 63, is a nominee for Director. He was an executive of AT&T Inc. (formerly SBC Communications Inc.), where he spent nearly 38 years, most recently as Senior Executive Vice President of Corporate Development from July 1993 until his retirement in June 2007. Mr. Kahan has been a Director of Amdocs Ltd. since April 1998 and a Director of Live Nation Entertainment, Inc. since September 2007.

Mr. Kahan has over three decades of senior executive level experience at telecommunications companies, including AT&T, Western Electric, Bell Laboratories, South Central Bell and Southwestern Bell

Name and Present Position, if any, with the Company	Age, Period Served as Director, Other Business Experience during the Last Five Years and Family Relationships, if any

Telephone. At AT&T and SBC, he oversaw approximately $300 billion of acquisitions, including the acquisitions of Pacific Telesis (1997), Southern New England Telecommunications (1998), Ameritech (1999) and the former AT&T Corp. (2005), as well as Cingular Wireless’ acquisition of AT&T Wireless (2004). He was also responsible for AT&T’s acquisition of BellSouth Corp. in 2006. Mr. Kahan also brings experience serving on boards of directors of public companies, including as a compensation committee chair, audit committee member and nominating and corporate governance committee member.

Pamela D.A. Reeve

Ms. Reeve, 61, has been a Director since July 2010. She has also served as a director of American Tower Corporation since March 2002 and serves as the Lead Director and a member of the compensation and nominating and corporate governance committees of the American Tower board. From November 1989 to August 2004, Ms. Reeve was the founder and a director of Lightbridge, Inc., a global provider of mobile business software and technology solutions, offering products and services for the wireless telecommunications industry, where she held various executive positions, including President and Chief Executive Officer. Ms. Reeve served on the board of directors of LiveWire Mobile, Inc. from 1997 until November 2009.

Ms. Reeve has leadership, operational and financial expertise, particularly in the communications and technologies industries, and has extensive corporate governance experience, having served on public company audit, compensation and nominating and corporate governance committees.

Howard L. Schrott

Mr. Schrott, 56, has served as a Director since July 2005. Since February 2006, Mr. Schrott has been a Principal in Schrott Consulting, a division of AMMC, Inc., a management consulting firm, for which he also serves as Chief Financial Officer. Prior to that time, he was Chief Financial Officer of Liberty Corporation, a television broadcaster, from 2001 to February 2006. Mr. Schrott was a Director of Time Warner Telecom Holdings Inc. from 2004 to 2006.

Mr. Schrott brings a wealth of financial and operational experience to the board, having served as the Chief Financial Officer of three different companies in the media and technology space and running his own management consulting firm. He has also served as the chairman of the audit committee of Time Warner Telecom Holdings Inc. In addition, Mr. Schrott serves on the boards of directors of several private companies involved in media and technology, including Maverick Media, LLC, a radio broadcasting company, and Weather Central Holdings, Inc., a software and technology company, and previously served on the boards of Wide Orbit, Inc. and Gannaway Web Holding, LLC. Mr. Schrott also serves as a trustee of Butler University.

Larraine D. Segil

Ms. Segil, 62, has served as a Director since March 2005. Ms. Segil has been Chief Executive Officer of Larraine Segil Inc. (formerly Larraine Segil Productions, Inc.), since 1987 and Co-Founder of The Lared Group, a business strategy consulting group, since 1987. She has also been a senior research fellow at the IC2 Institute at the

Name and Present Position, if any, with the Company	Age, Period Served as Director, Other Business Experience during the Last Five Years and Family Relationships, if any
Larraine D. Segil

University of Texas, Austin on strategy and alliances, since 1991, a member of the Entrepreneurs Board of Advisors for the UCLA Anderson School of Management since 1991 and a member of the board of LARTA, the Los Angeles Technology Alliance from 1994 to 2008. In January 2009, Ms. Segil was appointed to the board of Strategic Alliances Advisory Group for the Tropical Diseases Group of the World Health Organization in Geneva, Switzerland. From 2003 until December 2006, Ms. Segil was a Partner of Vantage Partners, a business strategy consulting group.

Ms. Segil has extensive experience in the area of strategic alliances. In addition, she is a former partner of a business strategy consulting group. Ms. Segil’s unique experience is a valuable asset to the board, particularly in light of the acquisition activity engaged in by the company over the past several years.

Mark Shapiro

Mr. Shapiro, 40, has served as a Director since July 2010. Mr. Shapiro is a limited partner in Dick Clark Productions and has served as its Chief Executive Officer since May 2010. Prior to that, he served as President, Chief Executive Officer and a director of Six Flags Entertainment Corporation (formerly Six Flags, Inc.), a theme park company, from December 2005 until May 2010. In June 2009, Six Flags and certain of its subsidiaries filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code. In April 2010, Six Flags emerged from chapter 11. Prior to joining Six Flags, Mr. Shapiro spent 12 years at ESPN, Inc., where he served as Executive Vice President, Programming and Production and in various other capacities. Mr. Shapiro has been a director of Live Nation Entertainment, Inc. since November 2008 and a trustee on the board of Equity Residential since January 2010.

Coupling his board service with experience in executive-level positions at large organizations facing complex business challenges, Mr. Shapiro brings business acumen and front-line operations know-how to many of the issues and challenges facing public companies, along with innovation and critical insight in the areas of marketing and branding.

Myron A. Wick, III

Mr. Wick, 67, has served as a Director since March 2005. Mr. Wick has been Managing Director of McGettigan & Wick, Co., an investment banking firm, since 1988 and a Principal of Proactive Partners, L.P., a merchant banking fund, since 1989. He has also been Managing Director of Hola Television Group, a private Spanish media company, since September 2009. He was a Director of Modtech Holdings, Inc. from 1994 to 2008.

Mr. Wick has over two decades of investment banking experience with an extensive knowledge of operational and financial transactions. Mr. Wick has served as chairman, chief executive officer and chief operating officer of a variety of enterprises spanning aquaculture, biotech, education, television broadcasting and investment banking. Mr. Wick is a co-founder of an investment banking firm that provides financial services to small private and public companies and a merchant banking fund, investing in and providing advisory services to “micro cap” public companies. Mr. Wick’s background provides the board with an experienced lead director during a time of

Name and Present Position, if any, with the Company	Age, Period Served as Director, Other Business Experience during the Last Five Years and Family Relationships, if any significant acquisition activity by the company. He also has experience serving on the boards of directors of public companies, including as an audit and compensation committee member.

Mary Agnes Wilderotter, Chairman of the Board, President and Chief Executive Officer

Mrs. Wilderotter, 56, has served as a Director since September 2004. She has served as our President and Chief Executive Officer since November 2004 and as our Chairman of the Board since December 2005. Prior to joining our company, she was Senior Vice President—World Wide Public Sector of Microsoft Corp. from February 2004 to November 2004 and Senior Vice President—Worldwide Business Strategy of Microsoft Corp. from 2002 to 2004. From 1997 to 2002, she was President and Chief Executive Officer of Wink Communications, an interactive telecommunications and media company. Mrs. Wilderotter has been a Director of Xerox Corporation since May 2006 and a Director of The Procter & Gamble Company since August 2009. She was a Director of The McClatchy Company from January 2001 to August 2007 and a Director of Yahoo!, Inc. from July 2007 to December 2009.

Mrs. Wilderotter serves as the company’s Chairman of the Board and Chief Executive Officer and President and is a 30-year veteran of the cable and communications and information technology industries. She is a recognized leader in these fields and was recently selected as one of Fortune magazine’s 50 Most Powerful Women. Her career has given her in-depth knowledge and placed her in leadership positions of companies at the convergence of communications and information technology. Early in her career at Cabledata (now DST), she ran the largest management information systems and billing company in the cable industry. Thereafter, she was Regional President managing McCaw Cellular Communications’ California, Nevada, and Hawaii regions and then Senior Vice President of McCaw. Following McCaw’s acquisition by AT&T, she was Chief Executive Officer of AT&T’s Aviation Communications Division and later Executive Vice President of National Operations for AT&T Wireless Services, Inc. After seven years in the wireless industry, Mrs. Wilderotter became President and CEO of Wink Communications, which provided cable operators with a cost- effective technology to deliver interactive television services. After taking Wink public and negotiating its sale to Liberty Media, Mrs. Wilderotter joined Microsoft in 2002 as Senior Vice President-World Wide Public Sector and Senior Vice President—Worldwide Business Strategy. During her career, Mrs. Wilderotter has sat on the boards of more than 20 public companies and now serves on the boards of Procter & Gamble and Xerox Corporation. Her board experience includes chair and membership on audit committees; chair and membership on compensation committees; and membership on finance committees and governance and public responsibility committees. Mrs. Wilderotter’s industry and leadership experience provides the board with industry knowledge, vision, innovation and strategy.

The board of directors recommends that you vote FOR the election of all nominees for director.

RETIRING DIRECTORS

The following persons are currently serving as directors, but are retiring on May 11, 2011 and are not standing for re-election:

Name and present position, if any, with the company	Age, period served as director, other business experience during the last five years and family relationships, if any
William M. Kraus	Mr. Kraus, 85, has served as a Director since July 2002. Prior to his retirement, Mr. Kraus was a Director of Century Communications Corp. and Centennial Cellular Corp. from 1985 to 1999.

Mr. Kraus has extensive experience in the communications industry. In addition to his service on the company’s board, Mr. Kraus has served on the boards of two public telecommunications companies, Century Communications, a cable television consolidator, and Century’s publicly traded cellular telephone venture, Centennial Cellular. Mr. Kraus has tested leadership skills, having served as Chairman of Kraus Sikes, Inc., a publishing company. Mr. Kraus also has public company board committee experience, having served on compensation, executive, audit and employee stock option and equity plan committees.

David H. Ward

Mr. Ward, 73, has served as a Director since May 2003. Mr. Ward was Treasurer of Voltarc Technologies, Inc., a specialty lamp manufacturer, from 2007 until July 2009 and was Chief Financial Officer of Voltarc from 2001 to 2007. In October 2008, Voltarc filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code. In July 2009, the case was converted to a chapter 7 filing and Voltarc ceased operations. Mr. Ward has also been a Principal of Lighting Technologies Holdings, Inc. (successor to Innovative Technologies Group LLC), a holding company owning several lighting manufacturing companies, since 1999.

Mr. Ward brings public accounting and financial experience to the board. His position as a partner of Deloitte & Touche, a public accounting firm, for 25 years provides him with a wealth of knowledge of complex accounting issues. Mr. Ward’s position as the chief financial officer of a privately held company provides valuable insight into financial and operations matters.

DIRECTOR COMPENSATION

The following table sets forth compensation information for 2010 for each person who served as a non-employee member of our board of directors during 2010. Mary Agnes Wilderotter, our Chairman, President and Chief Executive Officer, is not included in this table as she is an employee of the company and thus receives no compensation for her services as a director. The compensation received by Mrs. Wilderotter as an employee of the company is shown in the Summary Compensation Table elsewhere in this proxy statement.

2010 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total
Kathleen Q. Abernathy (3)	$10,000	$27,860	—	$37,860
Leroy T. Barnes, Jr.	$74,250	$49,960	—	$124,210
Peter C.B. Bynoe	$76,875	$49,960	—	$126,835
Jeri B. Finard	—	$122,925	—	$122,925
Lawton Wehle Fitt (4)	—	$74,126	—	$74,126
Edward Fraioli	$28,750	$30,341	$30,283	$89,374
William M. Kraus (5)	$64,750	$49,960	—	$114,710
Pamela D.A. Reeve	$33,750	$22,100	$30,283	$86,133
Howard L. Schrott	$93,500	$49,960	—	$143,460
Larraine D. Segil	$21,000	$105,267	—	$126,267
Mark Shapiro	$31,750	$22,100	$30,283	$84,133
David H. Ward (5)	$68,750	$49,960	—	$118,710
Myron A. Wick, III	$43,750	$105,267	—	$149,017

(1)

The amounts shown in this column represent the grant date fair value in accordance with Financial Accounting Standards Board ASC Topic 718 (“Topic 718”) of the stock units granted to directors in 2010. For a discussion of valuation assumptions, see Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. The dollar amount of dividends on stock units is reflected in such amounts. Dividends are paid on stock units held by directors at the same rate and at the same time as we pay dividends on shares of our common stock. No above-market or preferential dividends were paid with respect to any stock units. Dividends on stock units are paid in the form of additional stock units.

(2)

The amounts in this column represent the grant date fair value, pursuant to Topic 718, of the stock options granted to directors in 2010. For a discussion of valuation assumptions, see Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

The following table sets forth the aggregate number of stock options held by directors at year-end.

Name	Number of Stock Options Held at Year-End
Kathleen Q. Abernathy	10,000
Leroy T. Barnes, Jr.	10,000
Peter C.B. Bynoe	10,000
Jeri B. Finard	10,000
Lawton Wehle Fitt	10,000
Edward Fraioli	10,000
William M. Kraus	—
Pamela D.A. Reeve	10,000
Howard L. Schrott	5,000
Larraine D. Segil	10,000
Mark Shapiro	10,000
David H. Ward	21,079
Myron A. Wick, III	10,000

(3)	Ms. Abernathy resigned from the board of directors on January 28, 2010.

(4)	Ms. Fitt resigned from the board of directors on June 30, 2010.

(5)	Messrs. Kraus and Ward will retire from the board of directors on May 11, 2011.

Non-Employee Director Compensation Program

Directors who are also our employees receive no remuneration for service as a member of our board of directors or any committee of the board. Prior to October 1, 2010, each director who was not our employee was entitled to receive an annual retainer, which he or she had the option of receiving in the form of 5,760 stock units, as described below, or a cash payment of $40,000, in each case payable in advance in quarterly installments on the first business day of each quarter. Each director was required to irrevocably elect by December 31 of the prior year whether to receive his or her retainer in cash or in stock units. Each non-employee director was also entitled to receive a fee of $2,000, plus reasonable expenses, for each in-person meeting of the board of directors or committee of the board attended and $1,000 for each telephonic meeting of the board of directors or committee of the board attended, in each case payable in arrears on the last business day of each quarter. In addition, the Lead Director received an additional annual stipend of $15,000, the chair of the Audit Committee received an additional annual stipend of $25,000, the chair of the Compensation Committee received an additional annual stipend of $20,000, the chair of the Nominating and Corporate Governance Committee received an additional annual stipend of $7,500 and the chair of the Retirement Plan Committee received an additional annual stipend of $7,500. The annual stipends paid to the Lead Director and each of the committee chairs were payable in arrears in equal quarterly installments on the last business day of each quarter.

Beginning October 1, 2010, each non-employee director is entitled to receive an annual retainer of (1) $75,000 in cash, which he or she has the option of receiving in the form of stock units, as described below, and (2) $75,000 in the form of stock units, in each case payable in advance in quarterly installments on the first business day of each quarter. Each director is required to irrevocably elect by December 31 of the prior year whether to receive the cash portion of his or her retainer in stock units. In addition, the Lead Director, the chair of the Audit Committee and the chair of the Compensation Committee each receives an additional annual stipend of $20,000, the chair of the Nominating and Corporate Governance Committee receives an additional annual stipend of $10,000 and the chair of the Retirement Plan Committee receives an additional annual stipend of $7,500. The annual stipends paid to the Lead Director and each of the committee chairs are payable in arrears in equal quarterly installments on the last business day of each quarter. Directors remain entitled to reimbursement for reasonable expenses they incur in connection with meetings of the board of directors they attend in person.

Also prior to October 1, 2010, upon commencement of services as a director, each non-employee director was granted options to purchase 10,000 shares of common stock at an exercise price equal to the closing price of our common stock on the date the director was elected to the board. The option grants were made under the Non- Employee Directors’ Equity Incentive Plan (the “Directors Plan”). Prior to adoption of the Directors Plan on May 25, 2006, these option grants were made under our Amended and Restated 2000 Equity Incentive Plan. These options became exercisable six months after the grant date and expire on the tenth anniversary of the grant date or, if earlier, on the first anniversary of a director’s termination of service with respect to options granted after May 25, 2006. Directors also received an annual “formula grant” stock unit award, which was fixed at 3,500 stock units, on the first business day of each year. These stock awards were made under the Non-Employee Directors’ Deferred Fee Equity Plan (the “Predecessor Plan”) for years prior to 2007 and under the Directors Plan starting in 2007. Beginning October 1, 2010, directors are no longer eligible to receive stock option grants upon joining the board or the annual formula grant stock unit award.

In addition, each member of the board of directors and his or her spouse is eligible to participate in our medical, dental and vision plans at the same contribution rates as our management employees. Retired directors and their spouses who were participating in these plans at the time of their retirement from our board may continue to participate in the plans, but generally are required to pay 100% of the cost. Commencing August 1, 2015, neither active nor retired directors will be eligible to participate in our medical, dental or vision plans.

In addition to electing to receive the cash portion of his or her annual retainer in stock units, the Lead Director and committee chairs may elect to have their annual stipends paid in cash or stock units. Stock units are credited in an amount that is equal to the cash payment the director otherwise would have received, based upon a formula where the cash payment amount is the numerator and the “Initial Market Value” of our common stock is the denominator. Under the Predecessor Plan, the Initial Market Value was equal to 85% of the average of the high and low prices of the common stock on the first trading day of the year in which the units are earned. Under the Directors Plan, the Initial Market Value is equal to 85% of the closing price of the common stock on the grant date of the units. Stock units for fees and stipends are earned quarterly and credited to the director’s account on the last business day of the quarter in which the fees and stipends are earned; stock units for the retainer are earned quarterly and credited to the director’s account on the first business day of the quarter in which the retainer is earned. We hold all stock units until a director’s termination of service, at which time the units are redeemable, at the director’s election, in either cash or in shares of our common stock. Prior to October 1, 2010, directors also had the option of electing to have either 50% or 100% of his or her meeting fees paid in cash or stock units.

Ms. Abernathy resigned from the board on January 28, 2010 and elected to receive cash in settlement of her stock unit account. Accordingly, she received cash equal to the fair market value of the stock units in her stock unit account. Fair market value of a stock unit is equal to the fair market value of a share of our common stock (a) on the date of retirement, with respect to stock units awarded under the Directors Plan and (b) on the tenth day following the date of retirement, with respect to stock units awarded under the Predecessor Plan. Ms. Fitt resigned from the board on June 30, 2010 and elected to receive company common stock in settlement of her stock unit account. Accordingly, she received a number of shares of company common stock equal to the number of stock units in her stock unit account. Messrs. Kraus and Ward will retire from the board on May 11, 2011. Upon their retirement, they will each receive cash or shares of company common stock, depending upon their individual elections at the time of their retirements, in settlement of their stock unit accounts.

CORPORATE GOVERNANCE

We maintain corporate governance policies and practices that reflect what the board of directors believes are “best practices,” as well as those that we are required to comply with pursuant to the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the NYSE. A copy of our Corporate Governance Guidelines is available upon request to our Secretary, or may be viewed or downloaded from the Investor Relations page of our website, www.frontier.com.

Leadership Structure

Our Corporate Governance Guidelines provide that we will have a Chairman who will chair board meetings and perform such other duties as set forth in our charter and in the Corporate Governance Guidelines or as are otherwise assigned to him or her by the board. The Chairman and the CEO may be the same person; however, the board may separate these two positions if it deems it to be in the best interests of our company and our stockholders to do so. The Corporate Governance Guidelines provide for a Lead Director if the Chairman and CEO is the same person and the Lead Director will perform such duties as are assigned to him or her by the independent directors, including those set forth below. The independent directors as a group, acting through a resolution approved by a majority of all independent directors, will determine, based upon the recommendation of the Nominating and Corporate Governance Committee, which one of the independent directors will serve as Lead Director. A director must have served on the board for a minimum of one year in order to be eligible to be a Lead Director. At any time when the Chairman is an independent director, the Chairman can be the Lead Director if the independent directors, acting through a resolution approved by a majority of all independent directors, determine to have a Lead Director under such circumstances.

As set forth in our Corporate Governance Guidelines, the Lead Director will:

•	preside at all meetings of non-management directors and meetings of the board where the Chairman is not present;

•	coordinate the flow of information to and among non-management directors and review and approve information sent to the board by the Chairman/CEO or management of our company;

•	review and approve all board meeting agendas;

•

periodically solicit from other non-management directors comments or suggestions related to board operations, including the flow of information to directors, the setting of meeting agendas and the establishment of the schedule of board meetings, and communicate those suggestions to the Chairman/CEO. The Lead Director will also seek to ensure that there is (a) an efficient and adequate flow of information to the non-management directors; (b) adequate time for the non-management directors to consider all matters presented to them for action; and (c) appropriate attention paid to all matters subject to oversight and actions by the non-management directors;

•

serve as the liaison between the non-management directors and the Chairman/CEO and as the representative of the non-management directors in communications with the Chairman and management outside of regular board meetings;

•	serve as liaison and provide direction to advisers and consultants retained by the non-management directors;

•	have the authority to call meetings of non-management directors (including those to be attended only by independent directors) when appropriate; and

•	be available for consultation and direct communication with major stockholders of our company if requested by any such stockholder in accordance with the Corporate Governance Guidelines.

Mary Agnes Wilderotter currently serves as our Chairman of the Board and Chief Executive Officer and Myron A. Wick, III currently serves as our Lead Director. The board of directors has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that our company and our stockholders are best served at this time by having Mrs. Wilderotter serve as both Chairman and Chief Executive Officer. The board of directors believes that our Chief Executive Officer is best situated to serve as Chairman because she is the director most familiar with our company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the company and industry. The board of directors also believes that the combined role of Chairman and Chief Executive Officer promotes information flow between management and the board of directors and strikes the appropriate balance between strategy development and independent oversight of management, which are essential to effective governance.

Director Independence

The board of directors is required to affirmatively determine that a majority of our directors is independent under the listing standards of the NYSE. The board of directors undertakes an annual review of director independence. As a result of this review, the board of directors affirmatively determined that, other than Mrs. Wilderotter, all of the current directors, as well as Mr. Kahan, our director nominee, are independent under the rules of the NYSE. The board of directors also affirmatively determined that each of Ms. Abernathy, who resigned from the board in January 2010, and Ms. Fitt, who resigned from the board in June 2010, was independent under the rules of the NYSE while serving on the board during 2010. In determining director independence, the board of directors reviewed not only relationships between the director and our company, but also relationships between our company and the organizations with which the director is affiliated. After considering the relevant facts and circumstances, the board of directors determined that none of these individuals has a material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company), other than as a director of our company, and that each of these directors is free from any relationship with our company that would impair the director’s ability to exercise independent judgment. The board determined that the following relationships are not material relationships and therefore do not affect the independence determinations: While serving on the board in 2010, Ms. Fitt was a member of the Board of Directors of Ciena Corporation and The Progressive Corporation. Over the past three years, we purchased an immaterial amount of communications equipment from an affiliate of Ciena and received payments from Progressive for telecommunications services in the ordinary course of business, which payments were not material. These relationships arose solely from Ms. Fitt’s position as a director of these entities and she was not involved in the negotiations of the terms of the transactions and did not receive any special benefits as a result of the transactions.

Risk Management and Board Oversight

Management is responsible for the company’s risk management activities, including the annual enterprise risk management (“ERM”) process which is jointly administered by our Chief Financial Officer and Vice President, Internal Audit. The ERM process has been in place since 2005 and currently entails having each member of senior management and their direct reports participate in an annual identification, assessment and evaluation of risks. The individual risks are aggregated across the company to help management determine our enterprise level risks. For each such risk, one or more mitigation strategies are developed and implemented to minimize that risk. During the course of the year, periodic monitoring, self-assessment and reporting to the Audit Committee are performed by senior management to:

•	Update the trending of each risk compared to the latest annual ERM review;

•	Identify/consider new and emerging risks;

•	Assess the implementation status/effectiveness for each mitigation strategy; and

•	Identify changes to mitigation strategies, if necessary.

Our Corporate Governance Guidelines specify that the board of directors maintains overall responsibility for risk management oversight and may delegate a portion of that responsibility to specific board committees to enhance the effectiveness of their review. The board of directors has delegated the review and monitoring of risk management exposures, guidelines and policies, as well as the ERM process, to the Audit Committee, as set forth in the Audit Committee Charter.

Meetings of the Board of Directors

In 2010, the board of directors held eight meetings and committees of the board held 22 meetings for a total of 30 meetings. Average attendance at these meetings by members of the board in 2010 exceeded 96%. Each incumbent director attended at least 87.5% of the aggregate of these board meetings (during the period that he or she served as a director) and the total number of meetings held by all committees of the board on which he or she served. It is our policy that the directors attend the annual meeting of stockholders. Nine of the ten directors who were members of the board of directors at the time of last year’s annual meeting of stockholders attended that meeting.

Committees of the Board

The board of directors has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Retirement Plan.

Audit Committee. The Audit Committee is composed of four independent directors and operates under a written charter adopted by the board of directors. A copy of the Audit Committee Charter is available upon request to our Secretary, or may be viewed or downloaded from the Investor Relations page of our website, www.frontier.com. The Audit Committee currently consists of Mr. Schrott, as Chair, and Mr. Barnes, Mr. Fraioli and Mr. Ward. Each member of the Audit Committee is financially literate, as required by the listing standards of the NYSE. In addition, the board of directors has determined that each of Messrs. Barnes and Schrott meets the standard of an “audit committee financial expert” under the rules of the SEC. The Audit Committee met six times in 2010.

The Audit Committee selects our independent registered public accounting firm. Management is responsible for our internal controls and financial reporting process. The Audit Committee assists the board of directors in undertaking and fulfilling its responsibilities in monitoring (i) the integrity of our consolidated financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications of our internal auditors and the independence and qualifications of our independent registered public accounting firm and (iv) the performance of our internal audit function and independent registered public accounting firm.

In accordance with the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the NYSE, the Audit Committee pre-approves all auditing and permissible non-auditing services that will be provided by KPMG LLP, our independent registered public accounting firm.

In accordance with the rules of the SEC, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee. The Compensation Committee is composed of five independent directors and operates under a written charter adopted by the board of directors. A copy of the Compensation Committee Charter is available upon request to our Secretary, or may be viewed or downloaded from the Investor Relations page of our website, www.frontier.com. Each member of the Compensation Committee is an “outside director” under Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934. The Compensation Committee reviews our general compensation strategies; acts as the committee for our incentive compensation plans; and reviews and approves compensation for the Chief Executive Officer and other executive officers. The Compensation Committee also oversees and approves compensation policy and incentive plan design, costs and administration. The Compensation Committee, which met eight times and took action on three other occasions in 2010, currently consists of Mr. Wick, as Chair, and Mr. Bynoe, Ms. Finard, Ms. Reeve and Ms. Segil.

The Compensation Committee’s responsibilities, which are set forth in its charter, include, among other duties, the responsibility to:

•

evaluate at least annually the performance of the CEO and other senior executives of the company against corporate goals and objectives, determine and approve the compensation level (including any discretionary incentive awards) based on this evaluation, report, in the case of the CEO, on the same to the other non-management directors, and review, as appropriate, any agreement or understanding relating to the CEO’s or such other senior executive’s employment, incentive compensation, or other benefits based on this evaluation;

•	review periodically and recommend to the board, the compensation of all directors;

•

review the company’s incentive compensation plans and equity-based plans and recommend to the board changes in such plans as needed. The Committee has and shall exercise all authority of the board with respect to the administration of such plans; and

•	review and approve all grants of awards, including the award of shares or options to purchase shares, pursuant to our incentive and equity-based compensation plans.

Mrs. Wilderotter makes recommendations with respect to the compensation for the other senior officers to the Compensation Committee for its final review and approval.

The Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of one or more members of the Committee. The Compensation Committee engages compensation consultants from time to time to assist the Committee in evaluating the design and assessing the competitiveness of its executive compensation program and for individual benchmarking. For more detailed information on the role of compensation consultants, see “Compensation Discussion and Analysis—Roles and Responsibilities” and “—Market and Peer Group Reviews” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of four independent directors and operates under a written charter adopted by the board of directors. A copy of the Nominating and Corporate Governance Committee Charter is available upon request to our Secretary, or may be viewed or downloaded from the Investor Relations page of our website, www.frontier.com. One of the committee’s functions is to recommend candidates for election to the board of directors. The Nominating and Corporate Governance Committee uses a variety of means of identifying nominees for director, including recommendations from current board members and from stockholders. In determining whether to nominate a candidate, the Nominating and Corporate Governance Committee will consider the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of our existing needs and then assess the need for new or additional members to provide those capabilities. In addition, the Nominating and Corporate Governance Committee takes a leadership role in shaping our corporate governance, including making recommendations on matters relating to the composition of the board of directors and its various committees and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee, which met five times in 2010 and took action on one other occasion, currently consists of Mr. Bynoe, as Chair, and Mr. Schrott, Ms. Segil and Mr. Shapiro.

Stockholders may propose director candidates for consideration by the Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership to the board of directors and should be directed to our Secretary at the address of our principal executive offices. To nominate an individual for election at an annual stockholder meeting, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary not less than 90 days nor more than 120 days before the anniversary date of the immediately prior annual stockholders meeting, unless the annual meeting is moved by more than 30 days before or after the anniversary of the prior year’s annual meeting, in which case the notice must be received not less than a reasonable time, as determined by our board, prior to the printing and mailing of proxy materials for the applicable annual meeting. The notice should include a description of the qualifications of the suggested nominee and any information that is required by the regulations of the SEC concerning the suggested nominee and his or her direct or indirect securities holdings or other interests in our company. See “Proposals by Stockholders” for the deadline for nominating persons for election as directors for the 2012 annual meeting.

Each candidate for nomination as a director, including each person recommended by stockholders, is evaluated in accordance with our Corporate Governance Guidelines. In addition, the board of directors has adopted guidelines to be used by the Nominating and Corporate Governance Committee in selecting candidates for membership to the board of directors. These guidelines set forth general criteria for selection, including that the background and qualifications of the directors, as a group, should be diverse, and a nominee should possess a depth of experience, knowledge and abilities that will enable him or her to assist the other directors in fulfilling the board’s responsibilities to our company and our stockholders. In addition, a nominee must be willing to commit that he or she will comply with our director stock ownership guidelines, as discussed below. The guidelines also include the following special criteria for the selection of director nominees:

•	A nominee must have a reputation for integrity, honesty, fairness, responsibility, good judgment and high ethical standards.

•	A nominee should have broad experience at a senior, policy-making level in business, government, education, technology or public interest.

•	A nominee should have the ability to provide insights and practical wisdom based on the nominee’s experience and expertise.

•	A nominee should have an understanding of a basic financial statement.

•	A nominee should comprehend the role of a public company director, particularly the fiduciary obligation owed to our company and our stockholders.

•	A nominee should be committed to understanding our company and its industry and to spend the time necessary to function effectively as a director.

•	A nominee should neither have nor appear to have a conflict of interest that will impair the nominee’s ability to fulfill his or her responsibilities as a director.

•

A nominee should be “independent,” as defined by the SEC and the NYSE. To the extent permitted by applicable law and our bylaws, nominees who do not qualify as independent may be nominated when, in the opinion of the Nominating and Corporate Governance Committee, such action is in our best interests.

Although we do not have a formal policy regarding board diversity, when evaluating candidates for nomination as a director, the Nominating and Corporate Governance Committee does consider diversity in its many forms, including among others, experience, skills, ethnicity, race and gender. We believe a diverse board, as so defined, provides for different points of view and robust debate among our board members and enhances the effectiveness of the board. We believe we have a very diverse board of directors, which includes one or more current and/or former CEOs, CFOs, investment bankers, experts in communications, marketing and strategy, auditors and business people and individuals of different race, gender, ethnicity and background.

Decisions regarding the renomination of directors for additional terms on the board of directors are governed by the general and specific criteria described above and by the Nominating and Corporate Governance Committee’s evaluation of the directors’ performance and contribution to the board. In addition, as a general rule, a non- employee director will not be renominated if he or she has served 15 years as a member of the board of directors. The Nominating and Corporate Governance Committee reserves the right to renominate any director regardless of the length of his or her service if, in the judgment of the Nominating and Corporate Governance Committee, such renomination is in our company’s and our stockholders’ best interests.

The board of directors has approved stock ownership guidelines for non-management directors. Each non-management director is expected to purchase a minimum of $50,000 in shares of our common stock by the later of May 18, 2010 and three years after joining the board and retain ownership of the number of shares purchased (irrespective of the changes in value of such shares) as long as he or she serves on the board of directors. The investment can be made by purchasing shares in the open market or exercising stock options. All non-management directors are in compliance with the guideline.

The information contained in this proxy statement with respect to the Audit Committee Charter, the Compensation Committee Charter, the Nominating and Corporate Governance Committee Charter and the independence of the non-management members of the board of directors shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in a filing.

Retirement Plan Committee. The Retirement Plan Committee is composed of four independent directors and operates under a written charter adopted by the board of directors. The Retirement Plan Committee oversees our company’s retirement plans, including reviewing the investment strategies and asset performance of the plans, compliance with the plans and the overall quality of the asset managers, plan administrators and communications with employees. The Retirement Plan Committee, which met three times in 2010 and took action on one other occasion, currently consists of Mr. Barnes, as Chair, and Mr. Fraioli, Mr. Kraus and Mr. Ward.

Executive Sessions of the Board of Directors

Our independent directors have regularly scheduled executive sessions in which they meet outside the presence of management. Myron A. Wick, III has been elected as the Lead Director by our independent directors. Mr. Wick presides at executive sessions of the board.

Communications with the Board of Directors

Any stockholder or interested party who wishes to communicate with the board of directors or any specific director, including the Lead Director, any non-management director, the non-management directors as a group, any independent director or the independent directors as a group, may do so by writing to such director or directors at: Frontier Communications Corporation, Three High Ridge Park, Stamford, Connecticut 06905. This communication will be forwarded to the director or directors to whom it is addressed. This information regarding contacting the board of directors is also posted on the Investor Relations page of our website, www.frontier.com.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics (the “Code of Conduct”) to which all employees, executive officers and directors, which for purposes of the Code of Conduct we collectively refer to as “employees,” are required to adhere in addressing the legal and ethical issues encountered in conducting their work. The Code of Conduct requires that all employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity. Employees are required to report any conduct that they believe, in good faith, is an actual or apparent violation of the Code of Conduct and may do so anonymously by using our Ethics Hotline. The Code of Conduct includes specific provisions applicable to our principal executive officer and senior financial officers. We disclose on our website any amendment to, or waiver of, any provision of our Code of Conduct that is required to be disclosed pursuant to securities laws. A copy of the Code of Conduct is available upon request to our Secretary, or may be viewed or downloaded from the Investor Relations page of our website, www.frontier.com.

Related Person Transactions Policy

The board of directors adopted a policy addressing our procedures with respect to the review, approval and ratification of “related person transactions” that are required to be disclosed pursuant to SEC regulations. The policy provides that any transaction, arrangement or relationship, or series of similar transactions, in which we are involved, with a “related person” (as defined in the SEC regulations) who has or will have a direct or indirect material interest and which exceeds $120,000 in the aggregate shall be subject to review, approval or ratification by the Nominating and Corporate Governance Committee. In its review of related person transactions, the Nominating and Corporate Governance Committee shall review the material facts and circumstances of the transaction and shall take into account certain factors, where appropriate, based on the particular facts and circumstances, including (i) the nature of the “related person’s” interest in the transaction, (ii) the significance of the transaction to us and to the “related person” and (iii) whether the transaction is likely to impair the judgment of the “related person” to act in the best interest of our company.

No member of the Nominating and Corporate Governance Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a “related person” provided that such person can be counted for purposes of a quorum and shall provide such information with respect to the transaction as may be reasonably requested by other members of the committee or the board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides information regarding the 2010 compensation program in place for our Chairman, President and Chief Executive Officer (our CEO), our Chief Financial Officer (our CFO) and the three most highly-compensated executive officers other than our CEO and CFO. These are the executive officers named in the Summary Compensation Table presented in this proxy statement (the “named executive officers”). This section includes information regarding our executive compensation philosophy, the overall objectives of our compensation program and each component of compensation that we provide. This section also describes the key factors the Compensation Committee considered in determining the compensation for the named executive officers in 2010. Company and compensation-related highlights for 2010 were as follows:

•

On July 1, 2010, the company completed its acquisition of approximately 4.0 million access lines and related business assets from Verizon Communications Inc. Following the closing, which tripled the size of the company, the Compensation Committee awarded retention and transaction bonuses and adjusted certain other compensation components for our Senior Leadership Team (which includes all named executive officers and two other executive officers) to reflect the increased scale and scope of the company following the acquisition and the resulting increased responsibilities for the executives. See “Special Verizon Transaction Compensation” below.

•

Despite the challenging economic environment, we continued to deliver solid performance, both on an absolute and a relative basis, as evidenced by our continued strong financial condition. Our performance against the financial metrics we use to measure our executives was 95.5%. See “Cash Compensation—Annual Bonus” below.

•

To incorporate current best practices, we entered into an amended and restated employment agreement with Maggie Wilderotter, our CEO. Pursuant to the amended agreement, Mrs. Wilderotter is no longer entitled to guaranteed minimum equity awards or gross-up payments on amounts she may receive in connection with a change in control and she is no longer eligible for severance payments if we decide not to renew her employment agreement. See “Post-Employment Compensation—Termination of Employment and Change-in-Control Arrangements” below.

•

Also consistent with best practice, we amended our stock ownership guidelines to increase the amount of stock our Senior Leadership Team members are expected to own. See “Equity Compensation—Stock Ownership Guidelines” below.

Executive Compensation Philosophy

The company’s executive compensation philosophy is designed to achieve a number of objectives:

Establish clear alignment between the interests of our executives and those of our stockholders. Our executive compensation program is designed to align the interests of our executives with those of our stockholders by rewarding performance measured by certain key financial metrics, including revenue growth, earnings before interest, taxes, depreciation and amortization, and excluding certain non-cash items (EBITDA), and operating cash flow (EBITDA less capital expenditures for business operations) and specific operating goals. In the case of annual awards, these metrics and goals are derived from the company’s annual business plan and are discussed in more detail below.

Additionally, the executives’ interests are aligned with our stockholders’ interests through the use of restricted stock awards rather than cash as a significant component of annual compensation. This encourages our executives to focus their attention on decisions that emphasize long-term returns for our stockholders. We also have established and maintain minimum stock ownership guidelines for our CEO and her direct reports who are members of our Senior Leadership Team.

Reinforce our performance culture. Given the intensely competitive environment in the communications services industry, we believe that it is important that we have a culture that rewards performance with respect to critical strategic, financial and operational goals. Our executive compensation program is designed to reward superior performance over both the short- and long-term. We accomplish this goal by making a majority of our named executive officers’ compensation “at risk” and contingent upon achievement of specified company and individual performance goals and by not having any executive employment arrangements with guaranteed minimum provisions, other than base salary. The following components of executive compensation are at risk:

•	Annual cash bonuses are paid based upon achievement of specified company-level financial and non-financial targets and individual performance.

•

Restricted stock is awarded annually to executives based on achievement of specified company-level financial targets and individual performance. In addition to the value executives derive from the restricted stock award itself, they also receive value from the dividends they receive from the vested and unvested shares that they have been awarded. Since the awards vest over a multi-year period, the value of the awards is directly linked to the company’s long-term performance, further reinforcing our performance culture. Failure to attain threshold performance goals results in forfeiture of the award opportunity.

•

The Long-Term Incentive Plan, or LTIP, is designed to promote long-term performance by rewarding the achievement of specified company-level financial targets over three-year performance periods. LTIP awards are payable in shares of the company’s common stock at the end of the applicable three-year performance period. We did not offer an LTIP opportunity in 2010 and do not plan to do so for 2011 due to the difficulty of setting multi-year performance goals during the transition period in which we integrate the customers and assets acquired in the Verizon transaction. As our business normalizes and we gain greater precision in forecasting of future performance goals, we intend to reintroduce a three-year performance period and will reduce other variable compensation opportunities appropriately to protect against redundant compensation.

The company maintained a profit sharing plan pursuant to which contributions were made to executives’ 401(k) accounts if the company exceeded its EBITDA goal, in the exact same manner as to all of the company’s participating non-union employees. The plan was a component of compensation in 2010 but was terminated effective January 1, 2011.

The company also reinforces a performance culture through the benefits it offers and those that it does not offer to its executives. The company provides comprehensive healthcare benefits and expects the executives to pay a higher percentage of the costs than frontline employees. The only retirement benefit the company offers to executives is a 401(k) match, which is available on the same basis to all non-union, full-time employees who participate in the company’s 401(k) plan. The company does not currently offer any active pension benefits or post-retirement medical benefits to executive officers. The company does not believe in rewarding its executives with tenure-based benefits such as pension plans or post-retirement medical benefits.

Hire and retain talented executives. The quality of the individuals we employ at all levels of the organization is a key driver of our performance as a company, both in the short-term and in the long-term. We employ “utility players” or “athletes”—executives with an interdisciplinary set of skills who can fill many roles and whose responsibilities often extend beyond the traditional scope indicated by their titles. Accordingly, it is critical for us to be able to hire and retain the best executive talent in the marketplace and one of the important tools to do so is to pay competitive total compensation.

In order for us to hire and retain high performing executives with the skills critical to the long-term success of our company, we have implemented a compensation program that is competitive in comparison to comparable companies based on size, overall complexity and the nature of our business. We differentiate compensation opportunities among our named executive officers to reflect a variety of factors, including market compensation rates as well as the individual executive’s tenure in the position, experience and skill set, importance to the company, sustained performance over time and readiness for promotion to a higher level and role in the overall succession planning process. We have also established multi-year vesting schedules for restricted stock awards that are designed to help us retain valuable executives notwithstanding the competition for talent.

Ensure company goals are fully aligned throughout the organization. Each year, we establish goals in three broad categories that we refer to as the “3Ps” (People, Product and Profit) to achieve the company’s business plan for the year. These goals reflect the performance objectives that we have established for the relevant year for all employees, including the named executive officers. In the fourth quarter of 2009, our CEO and top company leaders developed the company’s business plan for 2010, which was adopted by the board of directors. The 3Ps for 2010, which were reviewed by the Compensation Committee and adopted by our board of directors, were derived from the 2010 business plan. Following their approval, the 3P goals were communicated to all employees in the first quarter of 2010. In July 2010, following the closing of the acquisition of the Verizon properties, the Compensation Committee reviewed, and the board of directors adopted, revised 3P goals for the second half of 2010 to reflect the increased scale and scope of the company. The named executive officers are accountable for leading the company to achieve the 3P goals each year and are rewarded based on achieving specified 3P goals that are the key priorities for our business.

Compensation Program Design

To achieve the objectives described above, we offer a straightforward executive compensation program that rewards our executives for both short-term (one year) and long-term performance. For 2010, four primary components of compensation were available to our executives: base salary, an annual cash bonus opportunity, restricted stock awards and a profit sharing contribution. Of these, only base salary represented “fixed” compensation. Each of the other components was “variable” based on the performance of both the company and, except for the profit sharing contribution, the individual executive, measured against specific pre-established goals and targets. In addition, retention and transaction bonuses were awarded to the Senior Leadership Team following the July 1, 2010 closing of our acquisition of Verizon properties, as more fully described below under “Components of the Executive Compensation Program—Special Verizon Transaction Compensation.” We also made a Founder’s Grant of 100 shares of restricted stock to all employees, including the named executive officers, upon the closing of the acquisition.

The Compensation Committee considers many factors in determining the amount of total compensation and the individual components of that compensation for each named executive officer, including the executive’s experience level, value to the organization and scope of responsibility. Since the market for talented executives is highly competitive, the Compensation Committee also considers the compensation that is paid to executives in comparable companies with whom we compete for talent, which we refer to as our “peer group.” For more information about our peer group, see “Market and Peer Group Reviews” below. The peer group information provides valuable comparative insights and is one of many factors considered by the Compensation Committee in setting executive compensation. In general, it is our aim to offer total compensation (not including the special one-time retention and transaction bonuses) to our executives that would place them in the 50th to 75th percentile rank for the peer group, although newly promoted executives and those new to their role may be placed below the median to reflect their reduced experience and evolving skill set. Similarly, executives may be placed above the 75% percentile of our peer group to reflect their importance to the company, their scope of responsibilities and sustained performance over time. By targeting the 50th to 75th percentile of our peer group for total compensation, we believe in most cases we can successfully hire, motivate and retain talented executives.

Roles and Responsibilities

The Compensation Committee of the board of directors is responsible for overseeing and approving our executive compensation philosophy and compensation programs, as well as determining and approving the compensation for our CEO and other key senior executives. At the beginning of each year, the Compensation Committee reviews and approves the 3Ps, as well as individual performance goals for the named executive officers, and approves the target levels for each of the compensation components that apply to the named executive officers for the upcoming year. Each year, at its February committee meeting, the Compensation Committee assesses our CEO’s performance for the year just ended to determine the appropriate award for each component of her total compensation. The Compensation Committee then reviews its recommendations for our CEO with the other non-management directors and considers any additional input from them before finalizing its decision.

Our CEO annually reviews the performance of the other key senior executives for the year just ended, including the named executive officers, and presents to the Compensation Committee her performance assessments and compensation recommendations, including the award for each component of the executive’s total compensation. Mrs. Wilderotter’s review consists of an assessment of the executive’s performance against company-level and individual goals and targets. The Compensation Committee then follows a review process with respect to these executives similar to that undertaken for Mrs. Wilderotter. After review and any adjustments, as appropriate, the Compensation Committee approves the compensation decisions for these executives.

In July 2010, in connection with the closing of the Verizon transaction, the Compensation Committee reviewed and approved changes to the 3P’s and base salary increases for each of the named executive officers, other than Mrs. Wilderotter, and awarded retention and transaction bonuses to the officers.

The Compensation Committee has the authority to retain outside counsel, compensation consultants and other advisors to assist it in carrying out its activities. The Committee has the sole authority to retain, compensate, direct, oversee and terminate counsel, compensation consultants and other advisors hired to assist the Committee, who are accountable ultimately to the Committee. The Compensation Committee retains an independent executive compensation consultant to assist in the development of compensation programs, evaluation of compensation practices and the determination of compensation awards. The role of the compensation consultant is to provide objective third-party data, advice and expertise in executive compensation matters. The decisions made by the Compensation Committee are the responsibility of the Compensation Committee and reflect factors and considerations in addition to the information and recommendations provided by the compensation consultant and outside counsel.

In 2009, the Compensation Committee engaged Compensia, Inc. as its independent executive compensation consultant for 2010. Compensia provided to the Compensation Committee advice and insights on executive compensation matters, reviewed the Compensation Discussion and Analysis portion of the 2010 proxy statement and advised the Committee in connection with Mrs. Wilderotter’s amended employment agreement. Compensia provided no other services to the company. In addition, the Compensation Committee engaged Skadden, Arps, Slate, Meagher & Flom LLP as its independent outside counsel to advise the Committee in connection with negotiating the March 2010 amendment to Mrs. Wilderotter’s employment agreement. After evaluating a number of firms, the Compensation Committee engaged Frederic W. Cook & Co. Inc. as its independent executive compensation consultant for 2011. In making this decision, the Compensation Committee used selection criteria that included the breadth and depth of the firm, the quality of the consultants, the consultant’s experience in the telecommunications industry and fee schedules. In 2011, Frederic W. Cook provided to the Compensation Committee advice and insights on executive compensation matters including the peer group and the company’s bonus plan design and reviewed this Compensation Discussion and Analysis. Frederic W. Cook & Co. provides no other services to the company.

The Compensation Committee reviews on a periodic basis the company’s management compensation programs, including any management incentive compensation plans, to determine whether they are appropriate, properly coordinated and achieve their intended purposes(s), and recommends to the board any modifications or new plans or programs.

Components of the Executive Compensation Program

The following describes the components that comprise our executive compensation program and post-employment compensation, the rationale for each component and how awards were determined for 2010.

Cash Compensation

Base Salary. Base salary levels for our executives are set at approximately the 50th percentile for comparable executives within our peer group. We believe a salary scale set at this level, when considered together with the other components of compensation, is sufficient to attract and retain talented executives. We conduct an annual merit review of our executives, generally held in February of each year, where each executive’s performance for the year just ended is reviewed against his or her individual and company goals. The overall budget for merit increases is set by management using an average of the merit increase percentages in national compensation surveys in each year and consideration of the company’s performance. Executives are eligible for increases to their base salary based on individual performance.

An executive may also receive an increase in base salary when promoted, if the executive is given increased responsibility or if the executive’s base salary is determined to be below the 50th percentile of our peer group. The Compensation Committee determines all changes to the base salary of Mrs. Wilderotter. Mrs. Wilderotter recommends changes in the base salary for our other named executive officers to the Compensation Committee for its review and approval. Base salary is targeted to represent between 15 and 20 percent of total compensation for 2010 for the CEO and between 20 and 30 percent of each other named executive officer (for this purpose, total compensation consists of base salary, the annual cash bonus payment and the grant date fair market value of restricted stock awards). This is consistent with our philosophy of having a majority of the named executive officer’s compensation “at risk” and contingent upon specified company and individual performance goals.

Under the terms of her amended employment agreement, Mrs. Wilderotter’s base salary was increased from $960,000 to $1,000,000 commencing with the closing of the Verizon transaction on July 1, 2010. The terms of Mrs. Wilderotter’s employment agreement are described below under “Employment Arrangements; Potential Payments upon Termination or Change-in-Control.” In July 2010, the Compensation Committee approved base salary increases for each of the other named executive officers commencing August 1, 2010 to reflect the materially increased size of the company and the resulting increased scope, responsibility and complexity of the officers’ roles following the Verizon transaction. The salary increases for these officers were approved by the Compensation Committee based in part upon the recommendations from Mrs. Wilderotter and the Compensation Committee’s own assessment. In conjunction with these increases, the Compensation Committee determined that the named executive officers would not be awarded merit increases to their base salaries in 2011. The salary increases were determined using peer group benchmarks and the Committee’s assessment of each of the executive’s contributions and scale of their post-acquisition role. The salaries prior to and following August 1, 2010 are as follows:

Name	Salary Prior to August 1, 2010	Salary as of August 1, 2010
Mary Agnes Wilderotter (1)	$1,000,000	$1,000,000
Donald R. Shassian	$468,000	$500,000
Daniel J. McCarthy	$360,000	$400,000
Cecilia K. McKenney	$300,000	$325,000
Peter B. Hayes	$300,000	$315,000

(1)	As described above, in accordance with her amended employment agreement, Mrs. Wilderotter’s base salary was increased from $960,000 upon closing of the Verizon transaction on July 1, 2010.

Annual Bonus. The named executive officers participate in the Frontier Bonus Plan, which is the same bonus plan in which all eligible non-union employees participate. This component of executive compensation is designed to incent and reward our executives for achieving pre-established and measurable annual performance goals. Target bonuses are established at the beginning of each year and are set as a percentage of the named executive officer’s base salary. The target bonus for each named executive officer, other than Mrs. Wilderotter, is 100% of the officer’s base salary. Under the terms of her amended employment agreement, Mrs. Wilderotter’s target bonus was 100% of her base salary for the first half of 2010 and 135% of her base salary commencing with the closing of the Verizon transaction on July 1, 2010. The terms of Mrs. Wilderotter’s employment agreement are described below under “Employment Arrangements; Potential Payments upon Termination or Change-in-Control.” The annual cash bonus is targeted to represent between 15 and 20 percent of total compensation for 2010 for the CEO and between 20 and 30 percent for each other named executive officer.

The performance goals for the Frontier Bonus Plan are based on our 3P goals and each of the named executives has his or her individual goals, which are consistent with our overall 3P goals. In connection with the closing of the Verizon transaction, the 3P goals were re-set for the second half of 2010 to reflect the increased scale and scope of the company (e.g., financial targets, cost synergies and network plan). The Section 162(m) goals set by the Compensation Committee in February 2010 did not change. See “Internal Revenue Code Section 162(m) Policy” below. The performance goals are “stretch” goals that are designed to incent our executives to drive high performance and achieve the company’s strategic, operational and financial objectives. As a result, we believe the goals will be difficult to achieve but are attainable with significant effort. In the last three years, the company has performed at varying levels of the established 3P goals, but in each year the bonus pool has been less than 100% of the target.

Bonuses may be paid upon partial or full achievement of company and individual goals. For 2010, the goals and corresponding weightings used in determining bonus payouts for the named executive officers are shown in the following table and narrative. As stated above, the 3P goals for the company were reset for the second half of the year to reflect the Verizon acquisition.

2010 Bonus Goals	Weighting
• Achievement of financial targets	34%
— Revenue, EBITDA, Operating Cash Flow
• Achievement of the company’s 3P targets	17%
— People, Product, Profit
• Successful close and integration of the Verizon transaction	34%
• Leadership and individual performance	15%

100%

We use the above financial goals to measure executive performance because management uses them to assist in analyzing the company’s underlying financial performance from period to period, evaluate the financial performance of our business units, analyze and evaluate strategic and operational decisions and assist management in understanding the company’s ability to generate cash flow and, as a result, to plan for future capital operational decisions. We use the achievement of the company’s 3P targets in order to more closely align the executive’s performance with the company’s objectives. We included the successful close and integration of the Verizon transaction because of the magnitude and importance of the transaction to the company. Within each category, each goal (e.g., revenue, EBITDA and operating cash flow) is equally weighted.

For the first half of 2010, the company’s 3P goals include 10 People goals, 16 Product goals and 14 Profit goals. The People goals include targets for hiring, critical training, performance management and results from the company’s employee survey. The Product goals include specific targets for product sales, implementation and execution of important customer service initiatives and expansion of product offerings. The Profit goals include reducing customer churn, increasing the percentage of customers on price protection plans and financial targets (revenue, EBITDA, capital expenditures and operating cash flow) and the closing and integration of the Verizon transaction.

For the second half of 2010, the company reduced the number of 3P goals from 40 to 31 to focus the organization on the critical priorities to integrate the Verizon acquisition. There were seven People goals that included hiring, employee communications, leadership change management, frontline training and the creation of culture committees. The Product goals were narrowed to focus on system and network upgrades and integration, improving the customer experience, simplifying pricing and attaining product sales targets. The Profit goals were reset to reflect the acquisition, including cost synergy targets and financial targets.

The goal to successfully close and integrate the Verizon transaction included operational and financial goals for 2010 post-closing, including integration of employees, customers and necessary systems and achievement of estimated cost synergies.

The bonus pool for 2010 was funded based on the company’s performance on the first three goals shown in the table above, namely achievement of financial targets, achievement of the company’s 3P goals, and successful closing and integration of the Verizon transaction, using the weightings shown (we refer to these as the “weighted 3Ps”). The bonus pool (and the maximum individual allocations established under the plan) represents the maximum amount of bonus awards that the Compensation Committee may approve under the Frontier Bonus Plan as “qualified performance-based compensation” for tax purposes pursuant to Section 162(m), but is not a guarantee of payment to any individual.

The bonus payout can be up to 120% of each executive’s target bonus opportunity. The Compensation Committee uses discretion to decrease, but not increase, the actual bonus payout for Mrs. Wilderotter (subject to the same range), which is known as “negative discretion.” Mrs. Wilderotter recommends bonus payouts for the other named executive officers to the Compensation Committee for its review and approval. The Committee also uses negative discretion to determine actual payouts for such officers.

In determining bonus payouts for the named executive officers for 2010, the company’s performance against the financial targets were as follows (dollars in millions):

2010 Financial Targets (1)	Target	Actual	Performance Against Goal
	($)	($)	(%)
Revenue	$3,873.9	$3,797.7	98.0%
EBITDA (2)	$1,969.9	$1,853.3	94.1%
Operating cash flow (3)	$1,452.9	$1,372.4	94.5%

(1)	Includes 12 months of legacy results plus 6 months of acquired property results.

(2)	Defined as operating income, as adjusted, plus depreciation and amortization.

(3)	Defined as EBITDA less capital expenditures for business operations.

For the People and Product goals, the company’s performance against the quantifiable goals was measured as a percentage of achievement versus the targets for those goals. Performance against other People and Product goals was determined by the Compensation Committee based on its qualitative evaluation of the company’s progress against these objectives. The Compensation Committee also evaluated the Senior Leadership Team’s performance against the goal to successfully close and integrate the Verizon acquisition. The Compensation Committee assessed the performance against the goals to deliver operational and financial plans for 2010 post-close and integrate employees, customers and systems and determined to award 100% for these two goals. The Compensation Committee assessed the performance against the goal to achieve estimated cost synergies at 80% due to the expense performance in the fourth quarter in certain areas of the acquired business. These three goals were weighted equally and resulted in a 93.3% total payout.

The payout for the weighted 3P goals was as follows:

Weighted 3P Goals	2010 Performance
Financial Targets (34%) (1)
Revenue	98.0%
EDITDA	94.1%
Operating Cash Flow	94.5%
Payout	95.5%
Achieve 3P Goals (17%)
People (25%)	99.3%
Product (25%)	78.9%
Profit (50%)	101.3%
Payout	95.2%
Successful close and integration of Verizon transaction (34%)	93.3%
Total Weighted 3P Payout (85%)	94.6%

(1)	Financial targets include 12 months of legacy results plus 6 months of acquired property results.

For each named executive officer (other than herself), Mrs. Wilderotter provided to the Compensation Committee a performance evaluation against his or her People goals, including a qualitative assessment of the executive’s contributions and effectiveness on an individual basis and as a leader in the organization. For Mrs. Wilderotter, the Compensation Committee performed a similar assessment. The amount of the bonus payout for each named executive officer was determined using the executive’s base salary as of December 31, 2010. The payout for these individual goals and total bonus payouts, as a percentage of the executives’ targets were as follows:

Name	Individual Goal Payout (15%)	Total Bonus Payout
Mary Agnes Wilderotter	19.0%	99.8%
Donald R. Shassian	16.0%	96.0%
Daniel J. McCarthy	18.0%	97.9%
Cecilia K. McKenney	17.5%	97.4%
Peter B. Hayes	15.0%	95.0%

For 2011, the goals and corresponding weightings to be used in determining bonus payouts for the named executive officers are shown in the following table and narrative.

2011 Bonus Goals	Weighting
(1) Achievement of financial targets	43%
— Revenue, EBITDA, Operating Cash Flow (equally weighted)
(2) Achievement of acquisition-related objectives	21%
— Acquisition synergies and integration (40%)
— Four state conversion (60%)
(3) Achievement of key 3P deliverables	21%
— Broadband build-out (20%)
— Wireless/Data/Voice plans (20%)
— Performance/culture reviews (10%)
— Net residential customers (25%)
— Net commercial customers (25%)
(4) Leadership and individual performance	15%

100%

The number of weighted 3P goals for 2011 has been reduced from prior years to strengthen executive focus on critical objectives. In addition, 15% of the executive’s bonus will be based on the assessment of the executive’s leadership and performance against individual goals which are tailored based on each executive’s role and responsibilities and are directly linked to the overall company 3P goals.

The bonus pool for 2011 for the Senior Leadership Team will be established based on the company’s performance on the first three categories shown in the table above, namely achievement of financial targets, achievement of acquisition-related objectives and achievement of key 3P deliverables, using the weightings shown. Under the bonus plan for 2011, the bonus payout can be from 0%, for below threshold performance, to 130%, for outstanding performance, of target of each executive’s target bonus opportunity.

Equity Compensation

Restricted Stock Awards. We use restricted stock awards to achieve three primary objectives:

(1)	to incent and reward the executives for annual company performance;

(2)	to enable us to hire and retain talented executives; and

(3)	to align the interests of our executives with those of our stockholders through long-term executive ownership of common stock.

Restricted stock awards are granted each year to the CEO, the other named executive officers, Senior Vice Presidents, Vice Presidents and approximately 35% of Regional Vice Presidents, Assistant Vice Presidents, Directors and General Managers based on performance. In 2010, annual restricted stock awards were granted to 84 employees. For the named executive officers, restricted stock awards are targeted at the 75th percentile of our peer group for long term compensation consistent with our philosophy of targeting the 50th–75th percentile for total compensation.

Based on this criterion, the Compensation Committee sets a target dollar range for restricted stock awards for each named executive officer. The ranges, however, do not imply a minimum guaranteed level of equity awarded. In February 2010, the Compensation Committee set the following target dollar ranges for restricted stock awards for 2010 performance for each named executive officer:

Name	2010 Target Range for Restricted Stock Awards
($)
Mary Agnes Wilderotter	$3,000,000–$5,000,000
Donald R. Shassian	$1,000,000–$1,600,000
Daniel J. McCarthy	$700,000–$1,300,000
Cecilia K. McKenney	$500,000–$900,000
Peter B. Hayes	$350,000–$750,000

The value of the restricted stock awards is targeted to represent between 60 and 70 percent of total compensation for 2010 for the CEO and between 45 and 60 percent for each other named executive officer, which is consistent with our philosophy of having a majority of the named executive officer’s compensation “at risk” and contingent upon specified company and individual performance goals. Prior to April 2010, Mrs. Wilderotter’s employment agreement provided that she receive an annual minimum restricted stock award valued at between $1,000,000 and $2,000,000, as determined by the Compensation Committee. As discussed below, in connection with the amendment of her employment agreement in March 2010, Mrs. Wilderotter no longer is entitled to guaranteed minimum equity awards. In addition, the Compensation Committee has adopted a policy not to enter into any future employment arrangements with the company’s executives that contain guaranteed minimum equity award provisions. These actions were taken by the Compensation Committee to reinforce our performance culture.

The restricted stock plan has a minimum financial performance threshold in order for any restricted stock grants to be awarded. The Compensation Committee set a minimum performance threshold of 90% of each of the three approved budgeted levels for revenue, EBITDA and operating cash flow for any restricted stock awards to be granted based on 2010 performance. The actual dollar value of restricted stock that is awarded to each executive is based on the midpoint of each executive’s range and the company performance against the weighted 3Ps and individual performance. This dollar amount is then converted to a number of shares of restricted stock based on the market price of the company’s common stock on the date of grant. All annual restricted stock awards for named executive officers vest in 25% increments over four years. Restricted stock awards have no market or performance conditions to vesting. The Compensation Committee assesses Mrs. Wilderotter’s individual performance and determines the actual amount of the restricted stock award. Mrs. Wilderotter recommends the restricted stock awards for the other executives, including the other named executive officers, to the Compensation Committee for their final review and approval. In February 2011, the Compensation Committee granted restricted stock awards to the named executive officers as set forth below under “2010 Named Executive Officer Compensation.”

The Compensation Committee follows a general practice of making all restricted stock awards to our executives, including the named executive officers, on a single date each year, with the exception of awards to eligible new hires, which are awarded as of the date of hire. Typically, the Compensation Committee makes these restricted stock grants at its meeting in February based on the prior year’s results. In July 2010, the Compensation Committee awarded special one-time retention awards in the form of restricted stock following the closing of the Verizon transaction. See “Special Verizon Transaction Compensation” below.

Long-Term Incentive Program Awards. In March 2008, the Compensation Committee, in consultation with the non-management directors and the Committee’s independent executive compensation consultant, adopted the LTIP. The LTIP covers the named executive officers and certain other officers. The LTIP is designed to incent and reward our senior executives if they achieve aggressive growth goals over three-year performance periods, which we refer to as Measurement Periods. LTIP awards will be granted in shares of the company’s common stock following the applicable Measurement Period if pre-established performance goals are achieved over the Measurement Period. There are currently no LTIP target-award opportunities or Measurement Periods outstanding nor do we plan to establish any in 2011 due to the difficulty of setting multi-year performance goals during the transition period in which we integrate the customers and assets acquired in the Verizon transaction. As our business normalizes and we gain greater precision in forecasting of future performance goals, we intend to establish LTIP target-award opportunities over a three-year Measurement Period and will reduce other variable compensation opportunities appropriately to protect against redundant compensation.

Stock Options. We do not make stock option awards to executive officers and have not done so since 2002. Given the historical price range of our common stock, the stock’s volatility characteristics and our common stock dividend, we believe a selective restricted stock grant is more valuable and appropriate than an option grant and, therefore, a stronger hiring and retention tool. Further, restricted stock awards result in the issuance of fewer shares.

Stock Ownership Guidelines. To further align our executives’ interests with those of our stockholders, our board of directors established stock ownership guidelines for the CEO and the other members of the Senior Leadership Team. Previously, the CEO was expected to own shares of the company’s common stock having a minimum value of two times her base salary and each other member of the Senior Leadership Team was expected to own shares of the company’s common stock having a minimum value of one times his or her base salary, in each case including unvested restricted stock awards. After reviewing a survey of similar policies among the companies in our peer group, the Compensation Committee determined to increase the stock ownership guidelines effective April 1, 2011 to five times (5x) base salary for our CEO and two and one-half times (2.5x) base salary for each other member of the Senior Leadership Team. Unvested restricted stock awards are not counted for purposes of fulfilling this requirement. At such times as a member of the Senior Leadership Team does not meet his or her ownership guideline, the executive will be required to hold 50% of the company’s stock that the executive acquires after that date through the company’s equity compensation programs, excluding shares sold to pay related taxes. The Compensation Committee administers these stock ownership guidelines and may grant hardship exceptions at its discretion. The Compensation Committee may consider compliance with these stock ownership guidelines in connection with compensation decisions or promotions to the extent it determines appropriate in its discretion.

Special Verizon Transaction Compensation

The Compensation Committee approved certain changes to the compensation of the company’s named executive officers and for other employees who played critical roles in achieving key milestones towards the closing of the company’s acquisition of local wireline operations from Verizon in 14 states on July 1, 2010. With the addition of the Verizon lines, which tripled the size of the company, the company has approximately 5.7 million access lines, 1.7 million broadband connections and 14,800 employees in 27 states (as of December 31, 2010). The company’s revenues were approximately $3.8 billion for the year ended December 31, 2010.

In July 2010, the Compensation Committee approved base salary increases for each of the named executive officers, other than Mrs. Wilderotter, commencing August 1, 2010 in connection with the closing of the Verizon transaction, as described in more detail under “Components of the Executive Compensation Program—Cash Compensation—Base Salary” above.

The Compensation Committee also approved retention and transaction bonuses for the named executive officers in connection with the successful closing of the Verizon transaction based on the contributions the officers made in achieving key milestones towards the closing of the Verizon transaction, including due diligence, shareholder approval, financing, system cut-overs, and regulatory approvals from states, local franchise authorities and the Federal Communications Commission. The bonuses also reflect the executive officer’s contributions to the strategic alternatives process used to chart the future direction of the company that pre-dated the Verizon transaction. The retention and transaction bonuses for the named executive officers other than Mrs. Wilderotter were paid one-half in cash in August 2010 and one-half in restricted stock. Each such officer had the option of electing to receive all or any part of the cash portion of the bonus in unrestricted shares of Company common stock. Mrs. Wilderotter was awarded a retention and transaction bonus of $1.0 million in cash and $1.75 million in restricted stock and subsequently elected to receive $250,000 of the cash award in unrestricted shares of company common stock. The Compensation Committee considered a number of factors to determine the amounts of the retention and transaction bonuses. These factors included benchmarks from previous transactions in the telecommunications industry, related retention awards benchmarks and their assessment of each named executive officer’s contribution to achieve the milestones cited above. The awards ranged from .75 to 2 times base salary for the named executives other than the CEO, whose award was 2.75 times her base salary. We did not consider the retention and transaction bonuses in calculating percentile rank as they were special one-time awards to recognize extraordinary efforts in connection with the Verizon transaction and are not part of the regular annual compensation program.

The restricted stock portion of the bonuses serves as a retention tool for each of these officers. The restrictions on these stock grants will lapse one-third each year beginning on the first anniversary of the date of grant (July 29, 2010). This aligns the vesting schedule of the restricted stock portion of the bonus with the company’s integration timeline for the acquired properties.

The bonus awards for each named executive officer, other than Mrs. Wilderotter, were approved by the Compensation Committee based in part upon recommendations from Mrs. Wilderotter and the Compensation Committee’s own assessment of the contributions of each of the officers. With respect to the retention and transaction bonus awarded to Mrs. Wilderotter, the Compensation Committee reviewed its recommendation with the other non-management directors before finalizing its decision.

The retention and transaction bonus awards for the Company’s named executive officers were as follows:

Name	Retention and Transaction Bonuses
	Cash Award (1)	Restricted Stock Award (2)
	($)	($)
Mary Agnes Wilderotter	$1,000,000	$1,750,000
Donald R. Shassian	$500,000	$500,000
Daniel J. McCarthy	$400,000	$400,000
Cecilia K. McKenney	$300,000	$300,000
Peter B. Hayes	$125,000	$125,000

(1)

Mrs. Wilderotter was awarded $1.0 million in cash, but elected to receive $250,000 of the cash award in unrestricted shares of company common stock. Accordingly, Mrs. Wilderotter received $750,000 in cash and shares of unrestricted company common stock valued at $250,000.

(2)	Restricted stock awards vest in three equal annual installments commencing one year after the grant date (July 29, 2010).

In addition, upon closing of our acquisition from Verizon on July 1, 2010, we awarded as a Founder’s Grant 100 shares of restricted stock to each employee, including the named executive officers. The Founder’s Grant vests 100% on the third anniversary of the grant date.

Other Compensation

Profit Sharing Contribution. Consistent with our pay-for-performance philosophy, in years when the company exceeds its annual EBITDA target, we provide eligible employees with a profit sharing match to their 401(k) account. For each 1% that the company exceeds the EBITDA target, we make a matching contribution of 0.5% of eligible base salary up to a maximum contribution of 3% of eligible base salary. The eligible base salary is capped at the annual compensation limit in Section 401(a)(17) of the Internal Revenue Code, as adjusted for increases in the cost of living. The maximum eligible base salary for 2010 was $245,000. Executives are eligible to participate in this arrangement on the same basis as all of our non-union, full-time employees. In order to receive the profit sharing award, the executive must contribute a minimum of 1% of his or her base salary to our 401(k) plan. We created the profit sharing plan in 2003, the year we froze the Frontier Pension Plan for all eligible non- union employees. The profit sharing plan was implemented to reinforce our performance culture with another component of performance-based compensation. We did not make profit sharing contributions in 2010 because the company did not exceed the specified EBITDA target for the year. The profit sharing plan for non-union employees was terminated effective January 1, 2011.

Perquisites and Other Benefits. We provide perquisites to the named executive officers in limited situations where we believe it is appropriate to assist the executives in the performance of their duties, to make our executives more efficient and effective and for recruitment and retention purposes. Perquisites provided to the named executive officers during 2010 consisted of a housing allowance for Mr. Hayes and the payment of Mrs. Wilderotter’s legal expenses in connection with the amendment to her employment agreement in March 2010. We believe that providing the housing allowance, which ceased in 2010, was necessary to hire and retain a talented executive critical to the company’s long term success. We also believe that Mrs. Wilderotter should not be responsible for the expenses incurred in amending her employment agreement with the company because the amendment was initiated at the company’s request.

In addition, we provide other benefits to our named executive officers on the same basis as all of our non-union, full-time employees. These benefits include medical, dental and vision insurance, basic life and disability insurance and matching contributions to our 401(k) plan for employees who participate in the plan.

Post-Employment Compensation

Frontier Pension Plan. This defined benefit pension plan was frozen for all non-union participants in 2003 (and, for some participants, earlier than 2003 depending on the participant’s employment history). The plan was frozen both with respect to participation and benefit accruals. Daniel McCarthy, Executive Vice President and

Chief Operating Officer, is the only named executive officer who has vested benefits under the Frontier Pension Plan, as all other named executive officers joined the company after the plan was frozen.

Termination of Employment and Change-in-Control Arrangements. To attract talented executives, support retention objectives and ensure that executives review potential transactions with objectivity and independence, we provide certain post-employment benefits to the named executive officers. These benefits vary among the named executive officers depending on the arrangements negotiated with the individual executive upon his or her joining the company. The company’s change-in-control arrangements promote the unbiased and disinterested efforts of our executives to maximize stockholder value before, during and after a change-in-control of the company that may impact the employment status of the executives. The benefits for the named executive officers are described below under “Employment Arrangements; Potential Payments upon Termination or Change-in-Control.”

To further reinforce our pay-for-performance culture and to incorporate current best practices, the Compensation Committee made (and Mrs. Wilderotter as our chairman and chief executive officer agreed to) changes to Mrs. Wilderotter’s employment agreement. As described in more detail under “Employment Arrangements; Potential Payments Upon Termination or Change-in-Control,” Mrs. Wilderotter’s employment agreement was amended in March 2010 following extensive negotiations between Mrs. Wilderotter and the Compensation Committee. The Compensation Committee retained independent counsel to advise it in connection with the negotiations. The amended agreement provides that:

•	Mrs. Wilderotter is no longer entitled to guaranteed minimum equity awards;

•

The gross-up payments Mrs. Wilderotter was entitled to were removed and replaced with a provision that would “cap” the amounts Mrs. Wilderotter may receive in connection with a change in control, unless the total payments to be received by her would result in a higher after-tax benefit (Mrs. Wilderotter would still be required to pay any excise taxes); and

•	Mrs. Wilderotter is no longer eligible for severance payments if we decide not to renew her employment agreement.

Other Benefits. We currently offer to retired members of the board of directors the opportunity to continue their medical, dental and vision coverage from us for themselves and their spouses, with the retired board member paying 100% of the cost. As a member of the board of directors, Mrs. Wilderotter will be eligible, following post-employment coverage she may receive under her employment agreement, to continue her medical, dental and vision coverage if she so elects by paying 100% of the cost of such coverage when she leaves the board, if such coverage is available at that time. No other named executive officer is on the board and thus none of them are eligible for this benefit. In July 2010, the board of directors determined that commencing August 1, 2015, both active and retired non-employee directors will no longer be eligible to participate in the Company’s healthcare plans.

Market and Peer Group Reviews

In 2009, the Compensation Committee directed its independent executive compensation consultant to develop a peer group to assess the competitiveness of our executive compensation program and then conduct a comprehensive study with respect to the compensation of the Senior Leadership Team. The study included comparing the compensation of certain senior executives to the compensation of executives holding comparable positions at companies in the peer group as reported in publicly-available documents. The 2009 study was updated for 2010 to reflect the size and scale of the company following the Verizon transaction and the following changes were made:

•

Level 3 Communications Inc., which had been removed from the peer group in 2009 due to its financial distressed status, was added back to the group following its significant restructuring in the previous year.

•

Fairpoint Communications, Inc. was removed from the peer group due to its distressed financial status and small size, and PAETEC Holdings Corp. and Mediacom Communications Corp were removed due to their small size.

•

Two industry peers, Dish Network Corp. and Telephone & Data Systems were added to the peer group, as were four companies who are similar in size of our company post-acquisition using financial metrics: Automated Data Processing, General Cable Corp, Pitney Bowes Inc. and Visa Inc.

With all of the above changes, the peer group size increased from nine to thirteen companies which provided a broader competitive benchmark. When comparing the financial metrics (i.e., revenue, net income, market capitalization, EBITDA, total shareholder return, employee count) of the peer group below, the company, on a pro- forma basis, was positioned in the 50th percentile or higher across all metrics. The peer group companies included in this study were:

• Automated Data Processing	• Level 3 Communications
• CenturyLink, Inc.	• Pitney Bowes Inc.
• Charter Communications Inc.	• Qwest Communications International Inc.
• Cincinnati Bell Inc.	• Telephone & Data Systems Inc.
• Dish Network Corp.	• tw telecom inc.
• General Cable Corp.	• Visa Inc.
• Windstream Corporation

Industry survey data, as described below, was also used to benchmark the executive compensation levels of the named executive officers and other senior officers. In the case of executives for whom there was no publicly available data or no comparable position at the companies in the peer group, the results from the following three published executive compensation surveys were analyzed:

•	2009/2010 Watson Wyatt Data Services Top Management Compensation Survey

•	2009 Mercer Executive Compensation Survey

•	2009 Mercer Telecommunications Survey

To determine the best job match for the positions evaluated, the survey data was size-adjusted to approximately $6 billion in revenues. The analysis included examining how each executive’s compensation compared to the results in the three surveys for base salary, total cash compensation, long term incentives and total direct compensation. Many of the named executive officers’ responsibilities extend beyond the traditional scope indicated by their titles. As a result, it was difficult to match comparable roles in the survey data (e.g., Ms. McKenney is responsible for both Human Resources and Call Centers Sales & Service). In these cases, the Compensation Committee considered the data from these third-party surveys and the importance of additional responsibilities to the company when determining the commensurate total compensation levels for the named executive officer. In considering the data, the Compensation Committee did not review nor is it aware of the specific companies that are included in any of the three surveys referenced above.

The peer review study indicated that the total compensation for all of the named executive officers was between the 50th and 75th percentile except for Mr. McCarthy, whose total compensation was below the 25th percentile, and Mr. Hayes whose total compensation was at the 85% percentile. The Compensation Committee reviewed and considered the results of the study and other factors as described above under “Compensation Program Design” in determining our CEO’s compensation and that of the Senior Leadership Team for performance in 2010.

2010 Named Executive Officer Compensation

In February 2011, the Compensation Committee met to evaluate the performance of our CEO and the other named executive officers, and to determine annual cash bonus payouts and restricted stock awards related to 2010 performance. In July 2010, in connection with granting salary increases following the closing of the Verizon transaction, the Compensation Committee determined that the named executive officers would not be awarded merit increases to their base salaries in 2011.

For Mrs. Wilderotter, the Compensation Committee reviewed our financial performance (as measured by revenue, EBITDA and operating cash flow), our performance on the weighted 3P goals and her performance against her 2010 goals, including building a strong executive team to lead the company post-acquisition, implementing strategies to improve customer retention, creating a strategic plan for the company following the acquisition, successfully financing the Verizon transaction and developing and implementing a comprehensive investor relations strategy. The Committee also took into account competitive market data provided by its independent executive compensation consultant. Based on this review and the factors discussed above under “Components of the Executive Compensation Program,” the Committee, in consultation with the other non-management directors, approved for Mrs. Wilderotter an annual cash incentive bonus payout and a restricted stock award (each in the amount set forth below) for 2010 performance. The bonus and restricted stock awards relating to 2010 performance were awarded to Mrs. Wilderotter in February 2011. These compensation decisions, excluding the retention and transaction bonuses made following the closing of the Verizon transaction, place her total compensation for 2010 in the 50th–75th percentile of our peer group.

For the other named executive officers whose performance was judged based on the same 3P criteria as Mrs. Wilderotter, the Compensation Committee reviewed Mrs. Wilderotter’s performance assessments for each executive and her recommendations with respect to annual cash incentive bonus payouts and restricted stock awards. The Committee then discussed their assessments of each named executive officer and approved the annual cash bonus payouts and restricted stock awards set forth below.

Name	2011 Base Salary (1)	2010 Incentive Bonus Payout (2)(3)	Grant Date Fair Value of Stock Award (3)(4)
Mrs. Wilderotter	$1,000,000	$1,172,063	$4,517,291
Mr. Shassian	$535,000	$479,750	$1,521,615
Mr. McCarthy	$450,000	$391,400	$1,046,108
Ms. McKenney	$325,000	$316,469	$713,257
Mr. Hayes	$315,000	$299,250	$523,054

(1)

No merit increases were awarded to the named executive officers in 2011. For Mr. McCarthy and Mr. Shassian, their base salary includes a market-based adjustment based on the results of the peer group benchmarks and on the scope and importance of their roles, as discussed above.

(2)	As described above, 2010 incentive bonus payouts were determined using base salaries as of December 31, 2010.

(3)

Does not include the special one-time retention and transaction bonuses granted in July 2010 in connection with the successful closing of the Verizon transaction. See “Special Verizon Transaction Compensation.”

(4)	The amounts in this column represent the grant date fair value, pursuant to Topic 718, of restricted stock awards made in February 2011 in recognition of 2010 performance.

Internal Revenue Code Section 162(m) Policy

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer or any of the four most highly compensated executive officers (other than the chief executive officer). Section 162(m) provides that “qualified performance-based compensation” will not be subject to the tax deduction limit if certain requirements are met. The Compensation Committee believes it is important to maximize the corporate tax deduction, thereby minimizing the company’s tax liabilities. Accordingly, the Compensation Committee has designed the Frontier Bonus Plan and the 2009 Equity Incentive Plan and amended the 2000 Equity Incentive Plan to make compensation awarded under these plans deductible under Section 162(m) as “qualified performance-based compensation.

We may award amounts that are not deductible under Section 162(m) if the Compensation Committee determines that it is in the best interests of the company and our stockholders to do so. The special one-time retention and transaction bonuses granted in connection with the successful closing of the Verizon transaction are not deductible under Section 162(m).

Compensation Committee Report

The Compensation Committee of our board of directors has submitted the following report for inclusion in this proxy statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Committee:

Submitted by:

Myron A. Wick, III, Chair
Peter C.B. Bynoe
Jeri B. Finard
Pamela D.A. Reeve
Larraine D. Segil

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates it by reference in a filing.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to our Chief Executive Officer, our Chief Financial Officer and each of our other three most highly compensated executive officers in 2010, 2009 and 2008.

Name and Principal Position(s)	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Mary Agnes Wilderotter	2010	$974,167	$750,100	$5,645,694	$1,172,063	$41,978	$8,584,002
Chairman of the Board	2009	$882,308	—	$3,028,406	$910,200	$26,626	$4,847,540
of Directors, President	2008	$920,833	—	$5,260,151	$878,611	$4,049	$7,063,644
and Chief Executive Officer
Donald R. Shassian	2010	$478,333	$500,100	$1,279,090	$479,750	$7,399	$2,744,672
Executive Vice President	2009	$429,231	—	$933,754	$439,200	$7,804	$1,809,989
and Chief Financial	2008	$448,000	$2,500	$834,941	$425,790	$8,624	$1,719,855
Officer
Daniel J. McCarthy	2010	$372,667	$400,100	$1,031,490	$391,400	$7,753	$2,203,410
Executive Vice President	2009	$317,826	—	$504,737	$330,456	$7,694	$1,160,713
and Chief Operating	2008	$315,000	$1,000	$444,645	$303,968	$7,921	$1,072,534
Officer
Cecilia K. McKenney	2010	$308,750	$300,100	$704,348	$316,469	$7,681	$1,637,348
Executive Vice President,	2009	$276,616	—	$454,257	$213,911	$7,650	$952,434
Human Resources and	2008	$288,875	$1,000	$424,878	$206,078	$7,799	$928,630
Call Center Sales & Service
Peter B. Hayes	2010	$306,250	$125,100	$503,635	$299,250	$25,322	$1,259,557
Executive Vice President,	2009	$286,154	—	$427,455	$286,050	$23,316	$1,022,975
Commercial Sales	2008	$298,667	—	$441,578	$280,470	$53,121	$1,073,836

(1)	For 2009, reflects salary reduction equivalent to 12 unpaid days pursuant to a furlough program in effect during the last nine months of 2009.

(2)

For 2010, reflects cash transaction bonuses awarded in connection with the closing of the Verizon transaction, as more fully described above under “Compensation Discussion and Analysis.” Also includes a $100 award made in 2010 to all eligible employees.

(3)

The stock awards referred to in this column consist of grants of restricted stock and, for Mrs. Wilderotter, a grant of 32,404 shares of common stock in July 2010 as part of the retention and transaction bonus award described above under “Compensation Discussion and Analysis” and a grant of 120,000 shares of common stock in 2008. The amounts shown in this column represent the grant date fair value, pursuant to Topic 718, of the stock awards granted in the applicable year. For a discussion of valuation assumptions, see Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. For additional details regarding the stock awards, see the Grant of Plan-Based Awards table below and the accompanying narrative.

For Mrs. Wilderotter, stock awards in 2010 consisted of grants of restricted stock with a grant date fair value of $5,396,183 and a grant of common stock with a grant date fair value of $249,511. Mrs. Wilderotter’s stock awards in 2008 consisted of a grant of restricted stock with a grant date fair value of $3,911,351 and a grant of common stock with a grant date fair value of $1,348,800.

(4)	The amounts shown in this column represent cash awards made under the Frontier Bonus Plan. Awards for each year are paid in March of the following year.

(5)

The All Other Compensation column includes, among other things, the items described below. The SEC requires us to identify and quantify any individual item of compensation exceeding $10,000, except as discussed below under “Perquisites and Other Personal Benefits.”

Perquisites and Other Personal Benefits. Disclosure of perquisites and other personal benefits is omitted for a named executive officer if they aggregate less than $10,000 in the fiscal year. Accordingly, for 2010, perquisites and other personal benefits are included in this column for Mr. Hayes (housing allowance in the amount of $20,000) and Mrs. Wilderotter (legal expenses in connection with the March 2010 amendment and restatement of her employment agreement, in the amount of $39,843). Mr. Hayes’ housing allowance expired in 2010.

Grant of Plan-Based Awards

The following table sets forth information concerning cash awards under our non-equity incentive compensation plan (the Frontier Bonus Plan) for 2010 and grants of stock made during 2010 to the named executive officers.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards
		Threshold	Target	Maximum
		($)	($)	($)	(#)	($)

Mary Agnes Wilderotter	—	$0	$1,175,000	$1,410,000	—	—
	February 17, 2010	—	—	—	469,603	$3,648,815
	July 1, 2010	—	—	—	100	$769
	July 29, 2010	—	—	—	226,831	$1,746,599
	July 29, 2010	—	—	—	32,404	$249,511

Donald R. Shassian	—	$0	$500,000	$600,000	—	—
	February 17, 2010	—	—	—	106,730	$829,292
	July 1, 2010	—	—	—	100	$769
	July 29, 2010	—	—	—	64,809	$449,029

Daniel J. McCarthy	—	$0	$400,000	$480,000	—	—
	February 17, 2010	—	—	—	81,274	$631,499
	July 1, 2010	—	—	—	100	$769
	July 29, 2010	—	—	—	51,847	$399,222

Cecilia K. McKenney	—	$0	$325,000	$390,000	—	—
	February 17, 2010	—	—	—	52,016	$404,164
	July 1, 2010	—	—	—	100	$769
	July 29, 2010	—	—	—	38,885	$299,415

Peter B. Hayes	—	$0	$315,000	$378,000	—	—
	February 17, 2010	—	—	—	48,663	$378,112
	July 1, 2010	—	—	—	100	$769
	July 29, 2010	—	—	—	16,202	$124,755

Awards under the Frontier Bonus Plan for 2010 shown under the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards columns were paid in March 2011 based on performance metrics set for 2010 and achievement of individual goals, as described above under “Compensation Discussion and Analysis.” Target awards under the Frontier Bonus Plan are set as a percentage of base salary. Targets for 2010 were set at 100% of base salary for each of the named executive officers other than Mrs. Wilderotter. In accordance with her amended employment agreement, Mrs. Wilderotter’s target award was set at 100% of base salary for the first half of 2010 and 135% of base salary for the second half of 2010. Payouts can be up to 120% of the target. The actual amounts of these awards for 2010 for the named executive officers are reported above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

Except as noted below, the stock awards referred to in the above table are grants of restricted stock. The February 17, 2010 grants represent annual restricted stock awards and vest in four equal annual installments commencing one year after the grant date. The July 1, 2010 grants are the Founder’s Grant made to all employees of the company upon closing of the Verizon transaction and vest on the third anniversary of the grant date. The July 29, 2010 grants are retention bonuses awarded in connection with the closing of the Verizon transaction and vest in three equal annual installments commencing one year after the grant date to align the vesting schedule of the retention bonuses with the company’s integration timeline for the acquired properties. All such grants of restricted stock were made under our 2009 Equity Incentive Plan in 2010. Each of the named executive officers is entitled to receive dividends on shares of restricted stock at the same rate and at the same time we pay dividends on shares of our common stock. The annual common stock dividend rate for 2010 was $1.00 per share for the first half of 2010 and $0.75 per share for the second half of 2010, in each case paid quarterly. No above-market or preferential dividends were paid with respect to any restricted shares. For Mrs. Wilderotter, the July 29, 2010 stock awards include 32,404 shares of common stock, which she elected to take in lieu of a portion of her cash transaction bonus.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding shares of restricted stock held by the named executive officers at year-end. None of the named executive officers held any options to purchase common stock at year-end.

Name	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)
	(#)	($)
Mary Agnes Wilderotter	1,208,799	$11,761,614
Donald R. Shassian	302,429	$2,942,634
Daniel J. McCarthy	206,954	$2,013,662
Cecilia K. McKenney	157,609	$1,533,535
Peter B. Hayes	131,766	$1,282,083

(1)	The shares of restricted stock held by the named executive officers as of December 31, 2010 vest as follows:

•

Mrs. Wilderotter: 72,000 restricted shares vest on February 22, 2011; 173,993 restricted shares vest in two equal annual installments commencing February 26, 2011; 266,272 restricted shares vest in three equal annual installments commencing February 6, 2011; 469,603 restricted shares vest in four equal annual installments commencing February 17, 2011; 226,831 restricted shares vest in three equal annual installments commencing July 29, 2011; and 100 restricted shares vest on July 1, 2013.

•

Mr. Shassian: 10,000 restricted shares vest on February 22, 2011; 38,690 restricted shares vest in two equal annual installments commencing February 21, 2011; 82,100 restricted shares vest in three equal annual installments commencing February 6, 2011; 106,730 restricted shares vest in four equal annual installments commencing February 17, 2011; 64,809 restricted shares vest in three equal annual installments commencing July 29, 2011; and 100 restricted shares vest on July 1, 2013.

•

Mr. McCarthy: 8,750 restricted shares vested on February 22, 2011; 20,604 restricted shares vest in two equal annual installments commencing February 21, 2011; 44,379 restricted shares vest in three equal annual installments commencing February 6, 2010; 81,274 restricted shares vest in four equal annual installments commencing February 17, 2011; 51,847 restricted shares vest in three equal annual installments commencing July 29, 2011; and 100 restricted shares vest on July 1, 2013.

•

Ms. McKenney: 6,979 restricted shares vested on February 22, 2011; 19,689 restricted shares vest in two equal annual installments commencing February 21, 2011; 39,940 restricted shares vest in three equal annual installments commencing February 6, 2011; 52,016 restricted shares vest in four equal annual installments commencing February 17, 2011; 38,885 restricted shares vest in three equal annual installments commencing July 29, 2011; and 100 restricted shares vest on July 1, 2013.

•

Mr. Hayes: 8,750 restricted shares vested on February 22, 2011; 20,467 restricted shares vest in two equal annual installments commencing February 21, 2011; 37,584 restricted shares vest in three equal annual installments commencing February 6, 2011; 48,663 restricted shares vest in four equal annual installments commencing February 17, 2011; 16,202 restricted shares vest in three equal annual installments commencing July 29, 2011; and 100 restricted shares vest on July 1, 2013.

(2)	The market value of shares of common stock reflected in the table is based upon the closing price of the common stock on December 31, 2010, which was $9.73 per share.

Option Exercises and Stock Vested

The following table sets forth information regarding the shares of restricted stock that vested for each of the named executive officers in 2010. No named executive officer acquired any shares upon the exercise of stock options in 2010. The value of restricted stock realized upon vesting is based on the closing price of the shares on the vesting date.

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)
Mary Agnes Wilderotter	247,754	$1,911,315
Donald R. Shassian	69,213	$530,740
Daniel J. McCarthy	41,346	$340,073
Cecilia K. McKenney	37,638	$287,836
Peter B. Hayes	39,511	$303,288

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		(#)	($)	($)
Mary Agnes Wilderotter	—	—	—	—
Donald R. Shassian	—	—	—	—
Daniel J. McCarthy	Frontier Pension Plan	10.0	$102,705	—
Cecilia K. McKenney	—	—	—	—
Peter B. Hayes	—	—	—	—

We have a noncontributory, qualified retirement plan, the Frontier Pension Plan, covering certain of our employees. The plan provides benefits that, in most cases, are based on formulas related to base salary and years of service. The plan was amended to provide that, effective February 1, 2003, no further benefits will be accrued under the plan by most non-union participants (including all executive officers), and is referred to as “frozen.” Mr. McCarthy is the only named executive officer with vested benefits under the plan. The estimated annual pension benefits (assumed to be paid in the normal form of an annuity) for Mr. McCarthy is $22,641. This amount is calculated under the plan based on his 10 years of service credit at the time the plan was frozen and the compensation limits established in accordance with federal tax law in the computation of retirement benefits under qualified plans. Benefits are not subject to reduction for Social Security payments or other offset amounts. For a discussion of valuation assumptions, see Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Employment Arrangements; Potential Payments Upon Termination or Change-in-Control

Mary Agnes Wilderotter

We are party to an employment agreement, originally dated as of November 1, 2004, with Mary Agnes Wilderotter, our Chairman of the Board, President and Chief Executive Officer. The agreement was amended in December 2008 in connection with the deferred compensation rules imposed by Section 409A of the Internal Revenue Code (“Section 409A”) and amended and restated in March 2010 (the “2010 Amendment”). The employment agreement had an initial term of five years, which expired in November of 2009. The 2010 Amendment extended the term of the employment agreement for three years to April 2013. The agreement automatically renews at the end of the new term or any renewal term for an additional one-year term, unless either party provides prior notice of non-renewal. Pursuant to the 2010 Amendment, Mrs. Wilderotter’s base salary was confirmed at $960,000 and increased to $1,000,000 upon the closing of the Verizon transaction on July 1, 2010. Under the original terms of her employment agreement, Mrs. Wilderotter was also eligible to earn a target bonus equal to 100% of her base salary. Pursuant to the 2010 Amendment, upon the closing of the Verizon transaction, Mrs. Wilderotter is eligible to earn a target bonus equal to 135% of her base salary. Pursuant to the 2010 Amendment, Mrs. Wilderotter no longer is entitled to guaranteed minimum equity awards; however, she is eligible to participate in the company’s equity incentive plans and receive awards at the discretion of the Compensation Committee.

If Mrs. Wilderotter’s employment is terminated without “cause” or by Mrs. Wilderotter with “good reason” (each as defined in the employment agreement), we would be required to pay Mrs. Wilderotter an amount equal to her base salary through the date of termination and any bonus earned but unpaid as of the date of termination for any previously completed fiscal year, plus the sum of three times her base salary and two times her target bonus (payable in equal installments over 36 months) and one times her target bonus (payable in a lump sum within 2 1/2 months following the end of the calendar year of termination), and all of her restricted shares will vest. Mrs. Wilderotter is also entitled to receive reimbursement for any unreimbursed business expenses, any accrued but unpaid vacation and continued medical, dental and life insurance and other health benefits until the end of the severance period or the date on which Mrs. Wilderotter becomes eligible to receive comparable benefits from any subsequent employer, whichever is earlier, for which we will provide a lump sum to her for the cost to her of such benefits. As a director, Mrs. Wilderotter may continue to participate in these plans following the severance period at her cost. Under the original terms of her employment agreement, Mrs. Wilderotter was entitled to the above severance benefits if we did not renew the agreement at the end of a term. This provision was removed as part of the 2010 Amendment.

If Mrs. Wilderotter’s employment is terminated due to her death or in connection with a disability, she or her estate will be entitled to payment of base salary for six months following the termination and a prorated portion of the target bonus, and all restricted shares will vest. Mrs. Wilderotter is also entitled to receive reimbursement for any unreimbursed business expenses, any accrued but unpaid vacation, pension, profit sharing, medical, dental and life insurance and other employee benefit plans to which Mrs. Wilderotter is entitled upon termination of her employment for a period of two years, for which we will provide a lump sum to her for the cost to her of such benefits.

In the event of a constructive termination following a “change in control” (as defined in the employment agreement), Mrs. Wilderotter will be entitled to the amounts she would receive in connection with a termination by us without cause or by her with good reason. Under the original terms of her employment agreement, Mrs. Wilderotter was eligible for additional payments to make her whole for any excise taxes under Section 280G of the Internal Revenue Code. This provision was removed as part of the 2010 Amendment and replaced with a provision that “caps” the amounts Mrs. Wilderotter may receive in connection with a change-in-control, unless the total payments to be received by her would result in a higher after-tax benefit. Mrs. Wilderotter is still responsible to pay any required excise taxes.

The following table sets forth the amounts Mrs. Wilderotter would have been entitled to from us under the terms of her employment agreement had her employment been terminated as of December 31, 2010.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Restricted Stock (2)	Benefits (3)	Total
Without cause or for good reason	$3,000,000	$3,525,000	$11,761,614	$42,608	$18,329,222
Death	$500,000	$587,500	$11,761,614	$12,984	$12,862,098
Disability	$500,000	$587,500	$11,761,614	$27,984	$12,877,098
Change-in-control	$3,000,000	$3,525,500	$11,761,614	$42,608	$18,329,222
With cause, without good reason or non-renewal of agreement	—	—	—	—	—

(1)

Base salary and two-thirds of the bonus amount payable in equal installments over 36 months. The remaining bonus amount payable in a lump sum within 2 1/2 months following the end of the calendar year of termination.

(2)	Dollar value of 1,208,799 shares of restricted stock held by Mrs. Wilderotter on December 31, 2010 based on the closing sales price of $9.73 per share of our common stock on December 31, 2010.

(3)	Value of continued medical, dental, vision and life insurance benefits for Mrs. Wilderotter and her spouse, as applicable, under the terms of her employment agreement as described above.

Donald R. Shassian

We are party to a letter agreement with Donald R. Shassian, our Executive Vice President and Chief Financial Officer, dated March 7, 2006 and amended in December 2008 in connection with the deferred compensation rules imposed by Section 409A. The letter agreement provides for a target annual incentive bonus of 100% of his base salary. Additionally, Mr. Shassian is eligible to receive a grant of restricted shares of common stock in an amount to be determined by the Compensation Committee.

If, within one year following a “change in control” (as defined in the letter agreement) of the company, (a) Mr. Shassian is terminated by the company without cause or (b) he terminates his employment as a result of (i) a material decrease in his base salary, target bonus or long term incentive compensation target from those in effect immediately prior to the change in control for any reason other than cause, (ii) a material relocation of his principal office (with greater than 50 miles from our Stamford, Connecticut headquarters deemed to be material), or (iii) a material decrease in his responsibilities or authority for any reason other than cause, subject to certain notice and cure provisions, Mr. Shassian will be entitled to two years of base salary and target bonus and all restrictions on restricted shares held by him will immediately lapse and his restricted shares shall become non-forfeitable.

The following table sets forth the amounts Mr. Shassian would have been entitled to from us had his employment been terminated as of December 31, 2010 following a change in control. Mr. Shassian would not be entitled to any severance amounts upon termination for any other reason.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Restricted Stock (2)	Total
Change in control	$1,000,000	$1,000,000	$2,942,634	$4,942,634

(1)	Payable in a lump sum upon termination.

(2)	Dollar value of 302,429 shares of restricted stock held by Mr. Shassian on December 31, 2010 based on the closing sales price of $9.73 per share of our common stock on December 31, 2010.

Daniel J. McCarthy

In July 2007, we agreed with Daniel J. McCarthy, our Executive Vice President and Chief Operating Officer, that all restrictions on restricted shares held by him will lapse and become non-forfeitable if, within one year following a “change in control” (as defined in the memorandum of understanding) of the company, (a) Mr. McCarthy is terminated by the company without cause or (b) he terminates his employment as a result of (i) a material decrease in his base salary, target bonus or long term incentive compensation target from those in effect immediately prior to the change in control for any reason other than cause, (ii) a relocation of his principal office more than 50 miles from Stamford, Connecticut, or (iii) a material decrease in his responsibilities, title or authority for any reason other than cause. Had Mr. McCarthy’s employment been terminated as of December 31, 2010 following a change in control, the value of his accelerated restricted shares would have been $2,013,662, which is the dollar value of 206,954 shares of restricted stock held by him on December 31, 2010 based on the closing sales price of $9.73 per share of our common stock on December 31, 2010. Mr. McCarthy would not be entitled to any severance amounts upon termination for any other reason. In addition, Mr. McCarthy is also entitled to his pension benefit as set forth under “Pension Benefits.”

Cecilia K. McKenney

We are party to a letter agreement with Cecilia K. McKenney, our Executive Vice President, Human Resources and Call Center Sales & Service, dated January 13, 2006 and amended in December 2008 in connection with the deferred compensation rules imposed by Section 409A. The letter agreement provides for a target annual incentive bonus of 60% of her base salary, which was increased to 75% commencing in 2008 and to 100% commencing in 2010. Additionally, Ms. McKenney is eligible to receive a grant of restricted shares of common stock in an amount to be determined by the Compensation Committee.

If, within one year following a “change in control” (as defined in the letter agreement) of the company, (a) Ms. McKenney is terminated by the company without cause or (b) she terminates her employment as a result of (i) a material decrease in her base salary, target bonus or long term incentive compensation target from those in effect immediately prior to the change in control for any reason other than cause, (ii) a material relocation of her principal office (with greater than 50 miles from our Stamford, Connecticut headquarters deemed to be material), or (iii) a material decrease in her responsibilities or authority for any reason other than cause, subject to certain notice and cure provisions, Ms. McKenney will be entitled to one year of base salary and target bonus and all restrictions on restricted shares held by her will immediately lapse and her restricted shares shall become non-forfeitable.

The following table sets forth the amounts Ms. McKenney would have been entitled to from us had her employment been terminated as of December 31, 2010 following a change in control. Ms. McKenney would not be entitled to any severance amounts upon termination for any other reason.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Restricted Stock (2)	Total
Change in control	$325,000	$325,000	$1,533,535	$2,183,535

(1)	Payable in a lump sum upon termination.

(2)	Dollar value of 157,609 shares of restricted stock held by Ms. McKenney on December 31, 2010 based on the closing sales price of $9.73 per share of our common stock on December 31, 2010.

Peter B. Hayes

We are party to a letter agreement with Peter B. Hayes, our Executive Vice President, Commercial Sales, dated December 31, 2004 and amended in December 2008 in connection with the deferred compensation rules imposed by Section 409A. The letter agreement provides for a target annual incentive bonus of 75% of his base salary, which was increased to 85% commencing in 2007 and to 100% commencing in 2008. Mr. Hayes was paid a housing allowance until June 30, 2010.

If, within one year following a “change in control” (as defined in the letter agreement) of the company, (a) Mr. Hayes is terminated by the company without cause or (b) he terminates his employment as a result of (i) a material decrease in his base salary, target bonus or long term incentive compensation target from those in effect immediately prior to the change in control for any reason other than cause, (ii) a material relocation of his principal office (with greater than 50 miles from our Stamford, Connecticut headquarters deemed to be material), or (iii) a material decrease in his responsibilities or authority for any reason other than cause, subject to certain notice and cure provisions, Mr. Hayes will be entitled to one year of base salary and 100% of his bonus target prorated for the plan year and all restrictions on restricted shares held by him will immediately lapse and his restricted shares shall become non-forfeitable. Mr. Hayes will also be entitled to one year of continued medical benefits, for which we will provide a lump sum to him for the cost to him of such benefits.

The following table sets forth the amounts Mr. Hayes would have been entitled to from us had his employment been terminated as of December 31, 2010 following a change in control. Mr. Hayes would not be entitled to any severance amounts upon termination for any other reason.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Restricted Stock (2)	Benefits (3)	Total
Change-in-control	$315,000	$315,000	$1,282,083	$16,348	$1,928,431

(1)	Payable in a lump sum upon termination.

(2)	Dollar value of 131,766 shares of restricted stock held by Mr. Hayes on December 31, 2010 based on the closing sales price of $9.73 per share of our common stock on December 31, 2010.

(3)	Value of continued medical coverage for one year for Mr. Hayes, his spouse and children.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Mr. Wick, as Chair, and Mr. Bynoe, Ms. Finard, Ms. Reeve and Ms. Segil. None of our executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

Compensation Policy Risk Analysis

Management reviewed our compensation policies and practices applicable to all of our employees, including the named executive officers, for the purpose of evaluating the risks to our company arising from such policies and practices. Each component of the company’s compensation program was evaluated for any risks to the company associated with such compensation. Included in this evaluation was an analysis of the likelihood that such compensation components would influence behaviors or decision-making and impact the company’s risk profile. Risk controls, both entity-level and compensation-related, were identified and evaluated. These controls included:

•	Corporate governance and Enterprise Risk Management policies;

•	Oversight of the company’s compensation practices and policies by the Compensation Committee, including the use of negative discretion with respect to payouts;

•

The company’s compensation program design, including the mix of cash and equity compensation, short- and long-term incentive compensation, “fixed” and “variable” compensation and company-wide and individual goals and targets, the use of multiple performance metrics based on the company’s 3P goals (People, Product and Profit), which include financial and other quantitative and qualitative measurements, and maximum payout limits (in terms of dollars and percentages of base salary); and

•	Stock ownership guidelines for the company’s executive officers.

Management then reviewed its findings with the Compensation Committee at a meeting at which the Compensation Committee and management engaged in an in-depth discussion of the findings. Based on its review of management’s risk assessment of our company’s compensation policies and practices and the Compensation Committee’s evaluation of management’s assessment, the Compensation Committee determined that such policies and practices are not reasonably likely to have a material adverse effect on our company.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 2 on the Proxy Card)

The company and its board of directors are committed to excellence in governance and recognize the interests that our stockholders have expressed in our executive compensation program. As part of our commitment, in 2009, the board of directors voluntarily adopted a Corporate Governance Guideline, commonly known as “Say- on-Pay,” to annually provide stockholders with the opportunity to endorse or not endorse compensation paid to the company’s named executive officers through consideration of the following non-binding advisory resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion, is hereby approved.”

We believe that our executive compensation philosophy and programs reinforce our pay for performance culture and are strongly aligned with the long-term interests of our stockholders. The Compensation Committee, which oversees and approves the compensation philosophy and programs, engages in an extensive process to align executive pay, both short- and long-term, with the company’s performance and the interests of stockholders. The Compensation Discussion and Analysis section of this proxy statement provides a comprehensive review of the company’s executive compensation philosophy and programs and the rationale for executive compensation decisions, and the accompanying tables and narrative provide details on the compensation paid to the company’s named executive officers. We urge you to read this disclosure prior to voting on this proposal.

Our existing say on pay policy is consistent with Section 14A of the Securities Exchange Act of 1934 adopted in July 2010 as part of Title IX of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which now requires the proposal. Because your vote is advisory, it will not be binding upon the board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. We expect to engage regularly with stockholders concerned with executive compensation or any other matter of stockholder concern. Stockholders who want to communicate with our board or any specific director, including the Lead Director, any non-management director, the non-management directors as a group, any independent director or the independent directors as a group, can do so by writing to such director or group of directors at: Frontier Communications Corporation, Three High Ridge Park, Stamford, Connecticut 06905. Any communication will be forwarded to the director or directors to whom it is addressed.

The board of directors recommends a vote FOR this proposal.

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION PROPOSAL
(Item 3 on the Proxy Card)

We are providing our stockholders with a separate advisory vote on the frequency of the advisory vote on executive compensation, as set forth in Item 2 above. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on executive compensation every year, every two years, or every three years. Stockholders also have the option to abstain from voting on this matter.

It is important that our executive compensation policies and procedures are aligned with the best interests of our stockholders and our company. Consequently, the board of directors has determined that an annual advisory vote on executive compensation is the most appropriate alternative at this time given our existing compensation program, which focuses on annual performance goals. Consistent with this view, in 2009 the board of directors adopted an annual “Say-on-Pay” Corporate Governance Guideline to provide stockholders with the opportunity to endorse or not endorse the company’s executive compensation policies and procedures through consideration of the proposal set forth in Item 2 above. We continue to believe that for 2011 an annual advisory vote on executive compensation best aligns with our existing compensation program, but we will periodically reconsider this determination should changes in our compensation program or other circumstances warrant a less frequent vote. For example, if we were to adopt three-year performance periods and target award opportunities under our Long Term Incentive Plan, a vote every three years may be more consistent with the long-term objectives of such a compensation program.

This proposal is required to be presented to stockholders at least once every six years pursuant to Section 14A of the Securities Exchange Act of 1934 adopted as part of Title IX of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The board of directors values the opinion of our stockholders and will take into account the outcome of the vote when considering the frequency of the advisory vote set forth in Item 2. Because your vote is advisory, it will not be binding upon the board and the board may decide it is in the best interests of our company and our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders, including for the reasons set forth above.

The board of directors recommends a vote for presenting the advisory proposal on executive compensation EVERY YEAR.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2010 regarding compensation plans (including individual compensation arrangements, but not including qualified employee benefit plans and plans available to stockholders in a pro rata basis) under which our equity securities are authorized for issuance.

Plan Category	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,113,417	$10.24	8,786,756
Equity compensation plans not approved by security holders	—	—	—

Total	2,113,417	$10.24	8,786,756

STOCKHOLDER PROPOSAL
(Item 4 on the Proxy Card)

We have received a stockholder proposal from the AFL-CIO Reserve Fund, or “AFL-CIO,” 815 Sixteenth Street, N.W. Washington, DC 20006. The AFL-CIO has requested that we include the following proposal and supporting statement in our proxy statement for the meeting, and if properly presented at the meeting, this proposal will be voted on at the meeting. The AFL-CIO owned 724 shares of our common stock as of the date they submitted their proposal. The stockholder proposal and supporting statement are quoted verbatim in italics below.

Our management does not support the adoption of the resolution proposed below and asks stockholders to consider management’s response, which follows the stockholder proposal. The board of directors recommends a vote AGAINST this proposal.

RESOLVED: The shareholders of Frontier Communications Corporation (the “Company”) urge the Board of Directors to take the steps necessary to modify the Company’s Corporate Governance Guidelines to require that an independent director, who has not previously served as an executive officer of the Company, be its Chairman.

The policy should be implemented so as not to violate any contractual obligations. The policy should also specify the process for selecting a new independent Chairman if the current Chairman ceases to be independent between annual meetings of shareholders, or if no independent director is available and willing to serve as Chairman.

Supporting Statement

We believe that it is the responsibility of the Board to protect shareholders’ long-term interest by providing independent oversight of management in directing the Company’s business and affairs. In our opinion, the designation of a lead independent director is not an adequate substitution for an independent Board Chairman. We believe an independent Chairman can enhance investor confidence in our Company and strengthen the independent leadership of the Board.

Company President and CEO Maggie Wilderotter has also served as Chairman of the Board since December 20, 2005. Our Company’s stock price has fallen approximately 25 percent in the five year period since then. We believe that our Company could have benefited from having an independent director rather than Ms. Wilderotter serve as Chairman during this period.

The Chairmen’s Forum, an organization of non-executive board chairmen, has called on North American public companies to voluntarily adopt independent chairmanship as the default model. An independent chairman “curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and the CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.” (Millstein Center for Corporate Governance and Performance, Yale School of Management, Chairing the Board: The Case of Independent Leadership in Corporate North America, 2009).

In our view, when the CEO serves as Chairman, this arrangement may hinder the ability of the Board to monitor the CEO’s performance and to provide the CEO with objective feedback and guidance. Andrew Grove, former Chairman and CEO of Intel Corporation, has stated: “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee.” If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?” (Jeffrey E. Garten, Don’t Let the CEO Run the Board, Too, Business Week, November 11, 2002.)

For these reasons, we urge you to vote FOR this resolution.

Management Statement in Opposition to Stockholder Proposal

The board of directors recommends that you vote AGAINST this stockholder proposal for the following reasons:

•	Our super-majority independent board of directors provides for strong independent leadership and accountability to stockholders;

•

Our Lead Director structure, as described under “Corporate Governance—Leadership Structure” earlier in this proxy statement, is a recognized viable corporate governance structure having benefits very similar to the proposal;

•	Our independent directors have regularly scheduled executive sessions in which they meet outside the presence of management; and

•	If adopted, the proposal would unnecessarily reduce the board’s flexibility in corporate governance matters.

The board strongly disagrees with the proposal because it believes that its existing corporate governance practices already provide for strong independent leadership on the board, as well as direct accountability to stockholders. As provided in our Corporate Governance Guidelines, the board believes that a substantial majority of the board should consist of independent directors and that at least 75% of the members of the board should be independent at any time. As determined by the board, in accordance with NYSE rules, over 91% of the members of the board are currently independent directors (i.e., all directors other than the Chairman). Each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is an independent director. In addition, our independent directors meet regularly outside the presence of management.

The board’s independent leadership is further enhanced by the existence of a Lead Director. The Lead Director is selected by the independent directors and has clearly delineated duties. As set forth in the Corporate Governance Guidelines, the Lead Director, among other things, works independently to assist the Chairman of the Board in setting the agenda for Board meetings, acts as liaison between the Chairman and the independent directors and serves as the chair for executive sessions of the board. A list of the Lead Director’s responsibilities is set forth above under “Corporate Governance—Lead Director Structure.” The board understands that corporate governance experts recognize that having a Lead Director is a viable corporate governance structure, providing independent board decision-making and oversight.

The board believes that it should maintain the flexibility to determine the board leadership of Frontier. As provided in our Corporate Governance Guidelines, the Chairman and the Chief Executive Officer may be separated if the board deems it in the best interests of the company and the stockholders. The stockholder proposal would unnecessarily eliminate the flexibility of the board to consider whether a current or former member of management is best suited to serve as Chairman of the Board at a given time. The board believes that our company and our stockholders benefit from the board’s current ability to freely select the Chairman of the Board based on criteria it deems to be in the best interests of the company and the stockholders.

The board believes that a board comprised of a super-majority of independent directors and the existence of the Lead Director ensures the independent exchange of information among our independent directors and provides the company and our stockholders with the same benefits that the proposal suggests may only be obtained by requiring that an independent director serve as Chairman of the Board. In the board’s view, our stockholders have benefited from the board of directors’ current sound corporate governance practices and strong independent board leadership, and there is no need to require that an independent director serve as Chairman of the Board.

For the reasons described above, the board of directors recommends a vote AGAINST the stockholder proposal.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible, under its charter, for oversight of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee has the authority to retain and terminate the independent registered public accounting firm, to review the scope and terms of the audit and to approve the fees to be charged. The Audit Committee monitors our system of internal control over financial reporting, and management’s certifications as to disclosure controls and procedures and internal controls for financial reporting. Our management and independent registered public accounting firm, not the Audit Committee, are responsible for the planning and conduct of the audit of our consolidated financial statements and determining that the consolidated financial statements are complete and accurate and prepared in accordance with U.S. generally accepted accounting principles.

The Audit Committee has met and held discussions with management, our senior internal auditor and our independent registered public accounting firm (with and without management and our senior internal auditor present) and has reviewed and discussed the audited consolidated financial statements and related internal control over financial reporting with management and our independent registered public accounting firm.

The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380).

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with our independent registered public accounting firm that firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC. The Audit Committee selected KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2011, which is being presented to stockholders at the meeting for ratification.

Submitted by:

Howard L. Schrott, Chair
Leroy T. Barnes, Jr.
Edward Fraioli
David H. Ward

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates it by reference in a filing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

In accordance with the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the NYSE, the Audit Committee pre-approves all auditing and permissible non-auditing services that will be provided by KPMG LLP, our independent registered public accounting firm.

The following table sets forth the fees for professional audit services paid by us to KPMG LLP, our independent registered public accounting firm:

	2010	2009
Audit Fees	$4,750,000	$2,835,000
Audit-Related Fees	425,000	545,000
Tax Fees	—	—
All Other Fees	14,175	28,000

Total	$5,189,175	$3,408,000

Audit Fees

Audit fees relate to professional services rendered in connection with the audit of our annual consolidated financial statements included on Form 10-K and internal control over financial reporting, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q, and audit services provided in connection with other subsidiary and regulatory audit reports. These fees were approved by the Audit Committee.

Audit-Related Fees

Fees for 2010 and 2009 are for work performed by KPMG LLP in connection with the Verizon transaction and registration statements.

All Other Fees

Other fees for 2010 and 2009 were for services related to a license fee.

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Item 5 on the Proxy Card)

The board of directors recommends that the stockholders ratify the selection of KPMG LLP, registered public accounting firm, as the independent registered public accounting firm to audit our accounts and those of our subsidiaries for 2011. The Audit Committee approved the selection of KPMG LLP as our independent registered public accounting firm for 2011. KPMG LLP is currently our independent registered public accounting firm.

The board of directors recommends a vote FOR this proposal.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2010 Annual Report to Stockholders is being furnished to stockholders concurrently herewith. Stockholders may request another free copy of our 2010 Annual Report from:

Frontier Communications Corporation
Attn: Investor Relations Department
Three High Ridge Park
Stamford, Connecticut 06905
Telephone: (866) 491-5249
e-mail: ir@ftr.com

PROPOSALS BY STOCKHOLDERS

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation at our 2012 annual stockholders meeting must be received by us no later than November 29, 2011. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Secretary
Frontier Communications Corporation
Three High Ridge Park
Stamford, Connecticut 06905
Fax: (203) 614-4651

For a stockholder proposal that is not intended to be included in our 2012 proxy statement under Rule 14a-8, our bylaws require the stockholder’s written proposal be submitted to our Secretary at the address above:

•	On or after the close of business on January 13, 2012; and

•	On or before the close of business on February 13, 2012.

In such a case, the notice of proposal must meet certain requirements set forth in our bylaws. Such proposals are not required to be included in our proxy materials.

If the date of the stockholder meeting is moved more than 30 days before or after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received not less than a reasonable time, as determined by our board, prior to the printing and mailing of proxy materials for the applicable annual meeting.

Frontier Communications Corporation
Three High Ridge Park
Stamford, Connecticut 06905

2011 Annual Meeting of Stockholders
10:00 a.m., Eastern Daylight Savings Time, May 12, 2011
Three High Ridge Park
Stamford, Connecticut 06905

ADVANCE REGISTRATION

Attendance at the meeting is limited to our stockholders, or their authorized representatives, and our guests. If you plan to attend or send a representative to the meeting, please notify us by marking the Advance Registration box on your proxy.

You may view this proxy statement and our Annual Report at the following Internet web site: www.proxyvote.com. An advance registration form may be submitted (for registered stockholders only) by selecting the proxy statement, the advance registration form and then clicking on the submit button once you have completed the form.

VOTE BY INTERNET - www.proxyvote.com
FRONTIER COMMUNICATIONS CORPORATION 3 HIGH RIDGE PARK STAMFORD, CT 06905

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Savings Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Savings Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M31737-P10288	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FRONTIER COMMUNICATIONS CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you
vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:
	01) Leroy T. Barnes, Jr.	07) Howard L. Schrott
	02) Peter C.B. Bynoe	08) Larraine D. Segil
	03) Jeri B. Finard	09) Mark Shapiro
	04) Edward Fraioli	10) Myron A. Wick, III
	05) James S. Kahan	11) Mary Agnes Wilderotter
06) Pamela D.A. Reeve

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain	The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain

2.	To consider and vote upon an advisory proposal on executive compensation.		☐	☐	☐	4.	To consider and vote upon a stockholder proposal, if presented at the meeting.	☐	☐	☐

The Board of Directors recommends that you						The Board of Directors recommends you vote FOR the following proposal:
vote for EVERY YEAR (1 YEAR):		1 Year	2 Years	3 Years	Abstain

3.	To consider and vote upon an advisory proposal on the frequency of the executive compensation advisory proposal.	☐	☐	☐	☐	5.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2011.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐	NOTE: The named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

          Information about Delivery of Stockholder Material

“Householding”

In an effort to minimize costs and the amount of duplicate material a household receives, we are sending one annual report and proxy statement to accounts sharing the same last name and address. If you would like another copy, and/or wish to receive financial reports for each account in your household in the future, please contact Frontier’s investor relations department by phone at 1-866-491-5249; by mail at 3 High Ridge Park, Stamford, CT 06905; or by email at ir@ftr.com.

Vote Your Proxy Online

You can use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Daylight Savings Time, the day before the meeting date. Have your proxy card in hand when you access the website (www.proxyvote.com), and follow the instructions to obtain your records and to create an electronic voting instruction form. There is no charge to you for this service, but there may be costs associated with access to the Internet, such as usage charges for your Internet service provider and/or telephone companies.

Electronic Delivery of Future Proxy Material

After submitting your proxy vote online, you may elect to receive future proxy material (annual report, proxy statement, etc.) from Frontier electronically. Before exiting www.proxyvote.com, click the button for “Electronic Delivery” and enter your email address. Then click the button indicating your consent to receive future information in an electronic format. Next year, you will receive an email providing information about where to locate the annual report and proxy statement online and how to vote these shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M31738-P10288

FRONTIER COMMUNICATIONS CORPORATION

Proxy Solicited on Behalf of Board of Directors

The undersigned hereby appoints Leroy T. Barnes, Jr., Howard L. Schrott and Myron A. Wick, III or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Frontier Communications Corporation (the “Company”) to be held on Thursday, May 12, 2011, at 10:00 a.m. Eastern Daylight Savings Time, at our offices at 3 High Ridge Park, Stamford, CT 06905, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the company held or owned by the undersigned as directed, and in their discretion upon such other matters as may come before the meeting or any adjournment thereof.

If the undersigned holds shares of Frontier common stock under the Frontier Communications 401(k) Savings Plan, the Frontier Communications Corporate Services Inc. Management 401(K) Plan, the Frontier Communications Corporate Services Inc. Savings and Security Plan for West Region Hourly Employees and/or the Frontier Communications Corporate Services Inc. Savings and Security Plan for Mid-Atlantic Associates, this proxy represents the number of shares allocable to the undersigned under the Plan(s) as well as other shares registered in the undersigned’s name. The undersigned hereby authorizes and directs Fidelity Investments, as the Trustee under the Plans, to vote all shares of stock allocated to the undersigned under the provisions of the Plans and appoints Leroy T. Barnes, Jr., Howard L. Schrott and Myron A. Wick, III or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 12, 2011 at 10:00 a.m. Eastern Daylight Savings Time, at our offices at 3 High Ridge Park, Stamford, CT 06905, and at any adjournments thereof. Said Trustee is authorized and directed to execute and deliver a written proxy appointing such individuals to act as proxies as directed, and, in their discretion, upon such other matters as may come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in FAVOR of the election of all directors and the adoption of Proposal 2 and Proposal 5, for 1 YEAR for Proposal 3 and AGAINST Proposal 4.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side